UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.)

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☒	Definitive Proxy Statement

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☐	Soliciting Material Under §240.14a-12
Kirby Corporation
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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Kirby Corporation

NOTICE OF 2024 ANNUAL MEETING
& PROXY STATEMENT

Eco-Tug
GREEN DIAMOND
Kirby
SAN JAC MARINE
D/D RIVERS O

PURPOSE

To be the most trusted marine transportation and equipment distribution and services partner, reliably meeting our customer's needs in a safe, environmentally responsible, socially sensitive, and profitable way.

VISION

Recognized as an essential and preeminent company by our customers; leveraging core competencies and innovation in each of our businesses to generate superior value for all our stakeholders.

OUR GUIDING PRINCIPLE IS NO HARM

to people, the environment, or equipment. Safety is at the core of everything we do and always informs our decision-making.

OUR PEOPLE MAKE THE DIFFERENCE.

We invest in the tools and resources to empower our employees and we promote a workplace that values mutual respect, knowledge sharing, and teamwork.

The Kirby Way
SAFETY
PEOPLE
EXCELLENCE
COMMUNITY
INTEGRITY

DO THE RIGHT THING by having the highest ethical standards while always being transparent and accountable for your actions.

CREATING VALUE

for our customers and stockholders by providing the highest-quality service and products.

SHARING OUR SUCCESS

with each other and the communities where we live and work by protecting the environment and encouraging volunteerism.

KIRBY | 2024 PROXY STATEMENT	PROXY SUMMARY	1

2	Letter to Stockholders

3	Notice of Annual Meeting of Stockholders

4	Proxy Materials

5	Proxy Summary

5	Board Composition & Experience
7	Financial Summary
8	Corporate Governance
9	Governance Highlights
10	Compensation Highlights
12	Corporate Sustainability
13	Stakeholder Engagement

14	Voting Item 1: Election of Directors

15	Nominees for Election (Proposal 1)
18	Directors Continuing in Office

24	The Board of Directors

24	Director Independence
24	Risk Oversight
25	Board Leadership Structure
25	Board Committees
26	Audit Committee
26	Compensation Committee
26	ESG and Nominating Committee
27	Attendance at Meetings
27	Director Compensation

30	Transactions with Related Persons

31	Voting Item 2: Audit Committee Matters

31	Ratification of Selection of KPMG LLP (Proposal 2)
31	Fees Paid to KPMG LLP

32	Audit Committee Report

33	Voting Item 3: Executive Compensation

33	Advisory Vote on Executive Compensation (Proposal 3)
33	Compensation Discussion and Analysis

33	Executive Summary
37	Elements of Compensation
43	Other Compensation Matters

44	Compensation Committee Interlocks & Insider Participation

44	Compensation Committee Report

45	Compensation Tables

45	Summary Compensation Table
46	Grants of Plan Based Awards
47	Outstanding Equity Awards
48	Option Exercises and Restricted Stock Units Vested
48	Nonqualified Deferred Compensation
49	Equity Compensation Plan Information
49	Potential Payments upon Termination or Change in Control

51	Beneficial Ownership of Common Stock

51	Beneficial Ownership of Directors and Executive Officers
52	Principal Stockholders
52	Delinquent Section 16(a) Reports

53	CEO Pay Ratio

53	Pay vs Performance

57	Other Business

57	Stockholder Proposals for 2025 Annual Meeting

58	Solicitation of Proxies

58	Voting

Appendix

A-1	Appendix A: Reconciliation of GAAP to Non-GAAP Financial Measures Excluding One-Time Items
B-1	Appendix B: Reconciliation of GAAP Net Earnings (Loss) Attributable to Kirby to Non-GAAP EBITDA and Adjusted EBITDA

2	KIRBY | 2024 PROXY STATEMENT

March 8, 2024

DEAR FELLOW STOCKHOLDERS,

On behalf of the Board of Directors (the “Board”), we cordially invite you to attend Kirby Corporation’s (“Kirby” or the “Company”) 2024 Annual Meeting of Stockholders. Information concerning the matters to be voted upon at the meeting is contained in this Notice of the 2024 Annual Meeting and our Proxy Statement.

2023 was a good year for Kirby. We experienced stronger performance across both business segments, and we were pleased with our financial results. No year is perfect, and we did experience some headwinds such as poor weather conditions, lock closures and supply chain issues. Regardless, our employees worked hard, stayed focused and managed to achieve strong financial results while supporting “The Kirby Way”, our core values of Safety, People, Excellence, Community, and Integrity.

In the marine transportation segment (“KMT”), despite seasonal weather challenges, inland had a positive year driven by strong demand, increased term and spot contract pricing and high barge utilization. The first half of the year was impacted by poor navigation conditions from high wind and heavy fog, but this was more than offset by inland rates that improved significantly. The second half of the year did see some headwinds due to lock closures and poor weather conditions, but strong pricing and utilization offset those impacts, allowing for higher inland marine margins over the year. In our coastal business, while we were impacted by planned shipyard maintenance, strong customer demand, improving rates and high barge utilization allowed the business to conclude 2023 on a positive note and we believe this momentum will carry into 2024.

In the distribution and services segment (“D&S”), we saw a year of positive improvement as demand across our markets was strong, leading to growth in services and a sizeable backlog in manufacturing. Supply chain issues did impact our manufacturing business, but demand for our environmentally friendly pressure pumping equipment and power generation solutions for electric fracturing, continued to show strength.

During the year, Kirby continued to advance its sustainability goals and initiatives touching all parts of the Company. At the leadership level, Susan W. Dio joined the Board in early 2023 and is up for reelection this year. Ms. Dio brings an extensive amount of leadership and shipping industry expertise to our Board. In addition, Kirby understands the importance of monitoring and fostering a strong corporate culture, and thus conducted another periodic employment engagement survey. We continued to enhance our employee training programs across the Company and added new human rights training. Last, but not least, in August of 2023, we christened the M/V Green Diamond which reflects our commitment to reducing emissions. The M/V Green Diamond was built at our own shipyard in partnership with our D&S segment, with specially trained crew, making Kirby the first inland marine transportation companies to own and operate a diesel-electric hybrid towboat in the United States.

While the Company is mindful of a potential recession and on-going inflationary pressures, we are well positioned to build off the 2023 successes for a stronger 2024 in the KMT segment, and we expect our D&S segment to experience stable levels of activity. I want to thank our employees and stockholders for supporting Kirby this year.

Your vote is important to us, regardless of the number of shares you hold or whether you plan to attend the Annual Meeting. Once you have reviewed the proxy materials and have made your decisions, please vote your shares using one of the methods outlined in the Proxy Statement. Thank you for your continued support and for investing in Kirby Corporation.

Sincerely, DAVID W. GRZEBINSKI President and Chief Executive Officer

KIRBY | 2024 PROXY STATEMENT	3

NOTICE OF ANNUAL MEETING

OF STOCKHOLDERS

Dear Fellow Stockholders:
On behalf of the Board of Directors, we cordially invite you to attend the 2024 Annual Meeting of Stockholders of Kirby Corporation to be held at: 55 Waugh Drive, Suite 1100, Houston, Texas 77007 on Friday, April 26, 2024, at 10:00 a.m. (CDT) at Kirby’s principal executive offices.

Proposals to be voted on at the Kirby Corporation 2024 Annual Meeting of Stockholders are as follows:
1.	Election of three Class II directors;
2.	Ratification of the Audit Committee’s selection of KPMG LLP as Kirby’s independent registered public accounting firm for 2024; and
3.	Advisory vote on the approval of the compensation of Kirby’s named executive officers.

You have the right to receive this notice and vote at the Annual Meeting if you were a stockholder of record at the close of business on February 28, 2024. Please remember that your shares cannot be voted unless you sign and return a paper proxy card, vote during the Annual Meeting, or vote your shares via the phone or internet. All participants who attend the Annual Meeting will be allowed to ask questions to management during the meeting.

Important Notice Regarding the Availability of Proxy Materials for Our 2024 Annual Meeting of Stockholders

We are pleased to take advantage of Securities and Exchange Commission (the “SEC”) rules that allow us to furnish our proxy materials, including this Proxy Statement, a proxy card or voting instruction form, and our Annual Report on Form 10-K (collectively, the “Proxy Materials”), over the Internet. As a result, we are mailing to most of our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice”) instead of paper copies of the Proxy Materials. The Notice contains instructions on how to access those documents over the Internet and how to submit your proxy via the Internet. The Notice also contains instructions on how to request a paper copy of the Proxy Materials. All stockholders who do not receive the Notice will receive a paper copy of the Proxy Materials by mail or an electronic copy of the Proxy Materials by e-mail. This process allows us to provide our stockholders with the information they need in a timelier manner, while reducing the environmental impact and lowering the costs of printing and distributing the Proxy Materials. The Notice is first being sent to stockholders and the Proxy Materials are first being made available to stockholders at www.proxydocs.com/KEX on or about March 12, 2024.

Your Vote Is Important

Your vote is important. Whether you intend to attend the meeting or not, please ensure that your shares will be represented by completing, signing, and returning your proxy card, or by voting via the phone or internet.

At the Meeting	Telephone 866-430-8285	Internet www.proxypush.com/KEX	Mail Fill out your proxy card and submit by mail.

Sincerely,

AMY D. HUSTED

Vice President, General Counsel and Secretary

4	KIRBY | 2024 PROXY STATEMENT

PROXY MATERIALS

This booklet contains the notice of the Annual Meeting and the Proxy Statement, which contains information about the proposals to be voted on at the meeting, Kirby’s Board of Directors and its committees, and certain executive officers. This year you are being asked to:

1.	Elect three Class II directors;

2.	Ratify the Audit Committee’s selection of KPMG LLP as Kirby’s independent registered public accounting firm for 2024; and

3.	Cast an advisory vote on executive compensation.

General Information

This Proxy Statement is furnished in connection with the solicitation of proxies on behalf of the Board of Directors of Kirby Corporation to be voted at the Annual Meeting of Stockholders to be held on April 26, 2024, at 10:00 a.m. (CDT). Stockholders of record at the close of business on February 28, 2024, will be able to attend the 2024 Annual Meeting at Kirby’s executive offices located at 55 Waugh Drive, Suite 1100, Houston, Texas 77007.

The mailing address of Kirby’s principal executive offices is P.O. Box 1745, Houston, Texas 77251-1745 and the office number is 713-435-1000.

Whenever we refer in this Proxy Statement to the Annual Meeting, we are also referring to any meeting that results from an adjournment or postponement of the Annual Meeting.

Unless the context requires otherwise, the terms “Kirby,” “the Company,” “our,” “we,” “us,” and similar terms refer to Kirby Corporation, together with its consolidated subsidiaries.

KIRBY | 2024 PROXY STATEMENT	PROXY SUMMARY	5

BOARD COMPOSITION & EXPERIENCE

The following matrix displays the most significant skills and qualifications that each Director, who is either nominated for election or continuing in office, possesses. The Environmental, Social and Governance (“ESG”) and Nominating Committee reviews the composition of the Board as a whole periodically to ensure that the Board maintains a balance of knowledge and experience and to assess the skills and characteristics that the Board may find valuable in the future and in the long-term interest of stockholders. The Board considers longevity of service and experience of great value given the breadth of our business and its long-term investment horizons. The Board’s approach to diversity and board refreshment ensures it benefits from fresh ideas and perspectives.

Rocky B. Dewbre and Joseph H. Pyne will conclude their board service at the 2024 Annual Meeting, and thus their information is not reflected in the above.

6	PROXY SUMMARY	KIRBY | 2024 PROXY STATEMENT

The ESG and Nominating Committee recommends to the Board the qualifications for Board membership and for identifying, assessing and recommending qualified Director candidates for the Board’s consideration. Directors should have the following attributes:

•	A commitment to building stockholder value;

•	Business acumen and broad experience and expertise in the skills, qualifications and experience represented in the above skills matrix;

•	Sufficient time to effectively carry out duties as a Director; and

•	Independence (at least a majority of the Board must consist of Independent Directors, as defined by the New York Stock Exchange (“NYSE”) Corporate Governance Standards).

KIRBY | 2024 PROXY STATEMENT	PROXY SUMMARY	7

2023 FINANCIAL SUMMARY

Consolidated revenues increased 11% in 2023 to $3.1 billion. The year-over-year improvement was driven by improved pricing and increased demand in the KMT business and improved demand and activity levels in the D&S segment. Net earnings attributable to Kirby were $222.9 million or $3.72 per share in 2023.

KMT revenues increased 6% to $1.7 billion during 2023. The strong growth was primarily due to an 11% increase in inland marine revenues driven by strong demand, increased term and spot contract pricing and higher barge utilization. Inland market conditions steadily improved throughout 2023 despite seasonal weather challenges and other headwinds. The first quarter was impacted by poor navigation conditions due to high wind and heavy fog resulting in significant delay days. In the second quarter, inland market conditions improved significantly with sequential increases in spot market prices and strong utilization. In the third quarter, despite the Illinois River locks closure, inland marine experienced strong market conditions with a sequential increase in spot market prices and high-teens operating margins. Weather challenges impacted the fourth quarter, but strong pricing and utilization mostly offset this allowing for inland marine margins to conclude the year with operating margins in the high teens on average. The inland market is expected to remain strong in 2024, driven by steady customer demand, and improved pricing as a result of minimal new barge construction and a heavy year for industry maintenance.

In coastal marine, market conditions improved throughout the year. However, revenues decreased 10% year-over-year due to planned shipyard maintenance and ballast water treatment installations on some vessels. In the first quarter, we experienced high barge utilization levels driven by solid customer demand and limited availability of vessels. During the second quarter, continued customer demand and limited capacity availability resulted in significant price increases year-over-year on term contract renewals and spot prices. In the third quarter, improvements in market fundamentals accelerated, but our third quarter revenues and operating margins were impacted due to planned shipyard maintenance. In the fourth quarter, strong customer demand and high barge utilization continued but was partially offset by planned maintenance and ballast water treatment installations. As a result, the coastal business was able to finish the year with operating margins in the low single digits in the fourth quarter.

In D&S, revenues increased 17% year-over-year, led by strong demand across our markets with higher levels of service work and deliveries. In the commercial and industrial market, overall demand remained solid across our business units, with growth coming from the marine repair, power generation, and on-highway sectors. In addition, demand for Thermo King refrigeration equipment remained positive throughout the year. In the oil and gas market, revenues and operating income improved from 2022 as our manufacturing business received new orders for Kirby’s environmentally friendly pressure pumping equipment and power generation solutions for electric fracturing. However, throughout the year operations were challenged by supply chain delays and extended lead times. D&S concluded the year with operating margins improving to the high single digits.

From a cash flow and balance sheet perspective, Kirby generated $540 million in cash flow from operations in 2023 which was used to fund capital expenditures, pay down debt and buy back shares. Capital expenditures were higher compared to 2022 due to increased marine maintenance and growth capital spending in both segments. Throughout the year, the Company remained committed to reducing debt and repaid over $63 million. At the end of 2023, Kirby’s total long-term debt had declined to $1.0 billion, with the debt-to-capitalization ratio improving to 24.2%. During the year, Kirby also returned capital to shareholders by buying back 1.5 million shares at an average price of $75.95.

8	PROXY SUMMARY	KIRBY | 2024 PROXY STATEMENT

CORPORATE GOVERNANCE

The Board represents the stockholders’ interest and is responsible for overseeing Company management, which includes monitoring the effectiveness of management practices and decisions, corporate performance, the integrity of the Company’s financial controls, and the effectiveness of its enterprise risk management programs. To that end, the Board has established governance practices including the guidelines and charters described below which are reviewed by the Board at least annually and changes are made as necessary.

Risk Oversight

The full Board is responsible for the oversight of key risks to Kirby’s business and reviews with management the Company’s business, including identified risk factors. The Board periodically visits Kirby operations sites. These visits enable the directors to observe and provide input on practices, performance, technology, industry and corporate standards. The Board oversees a broad spectrum of interrelated risks with assistance from its committees. The Board has designated the Audit Committee, the Compensation Committee, and the ESG and Nominating Committee certain responsibilities to provide assistance in fulfilling the Board’s responsibilities. A particular risk will be monitored and evaluated by the Board committee with primary responsibility in the area of the subject matter involved. For example, the Compensation Committee reviews the risks related to the Company’s compensation policies and practices and the Audit Committee receives regular reports and updates on cybersecurity issues. See page 24 for further detail on risk oversight by the Board and its committees.

Business Ethics Guidelines

The Board has adopted Business Ethics Guidelines that apply to all directors, officers, and employees of the Company, including the Company’s chief executive officer, chief financial officer, chief accounting officer or controller, or persons performing similar functions. A copy of the Business Ethics Guidelines is available on the Company’s website at www.kirbycorp.com in the Investor Relations section under Governance/Governance Documents. The Company is required to make prompt disclosure of any amendment to or waiver of any provision of its Business Ethics Guidelines that applies to any director or executive officer including its chief executive officer, chief financial officer, chief accounting officer or controller, or persons performing similar functions. The Company will make any such disclosure that may be necessary by posting the disclosure on its website at www.kirbycorp.com in the Investor Relations section under Governance/Governance Documents.

Corporate Governance Guidelines

The Board has adopted Corporate Governance Guidelines. A copy of the guidelines is available on the Company’s website at www.kirbycorp.com in the Investor Relations section under Governance/Governance Documents.

Communication with Directors

Interested parties, including stockholders, may communicate with the full Board or any individual director, including the Chairmen of the Audit, Compensation, and Governance Committees, the Chairman of the Board, the lead independent director, if any, or the non-management or independent directors as a group, by writing to them c/o Kirby Corporation, P.O. Box 1745, Houston, Texas 77251-1745. The Company will refer the communication to the appropriate addressee(s). Complaints about internal controls and accounting or auditing matters should be directed to the Chairman of the Audit Committee at the same address. All communications will be forwarded to the person(s) to whom they are addressed.

Website Disclosures

The following documents and information are available on the Company’s website at www.kirbycorp.com in the Investor Relations section under Governance/Governance Documents:

•	Audit Committee Charter

•	Compensation Committee Charter

•	ESG and Nominating Committee Charter

•	Criteria for the Selection of Directors

•	Business Ethics Guidelines

•	Corporate Governance Guidelines

•	Communication with Directors

•	Clawback Policy

•	Insider Trading Policy

KIRBY | 2024 PROXY STATEMENT	PROXY SUMMARY	9

GOVERNANCE HIGHLIGHTS

Our Board is committed to the highest ethical standards, effective governance practices, and leveraging its expertise in the industries in which Kirby operates. The Board seeks to achieve a mix of highly qualified directors that represent strong leadership, extensive business experience, and diversity of background to help drive long-term shareholder value. The Board oversees and provides guidance for Kirby’s business and management’s development and implementation of the Company’s strategy and business planning process. The Board monitors corporate performance, the integrity of the Company’s financial controls and effectiveness of its risk management programs. The Board also provides oversight on the succession of key executives.

While Kirby values long tenured and well experienced directors, the Board believes refreshment is necessary to obtain fresh and diverse perspectives. To further these efforts, the Board and its Committees solicit input from directors regarding the performance and effectiveness of the full Board and its committees through its annual evaluation process. The ESG and Nominating Committee reviews the feedback from the evaluations and makes recommendations as appropriate.

In 2023, Kirby elected Ms. Dio to the Board. Ms. Dio brings more than 20+ years of executive and board experience in industries that compliment Kirby. In addition, Mr. Dewbre, who was appointed to Kirby’s board in conjunction with the Cooperation Agreement between Kirby and shareholder JCP Investment Management, will conclude his term at the 2024 Annual Meeting. In early 2024, Kirby also announced the retirement of Mr. Pyne, Kirby’s Chairman of the Board since 2010. The Board appointed Richard J. Alario as Chairman of the Board following the conclusion of Mr. Pyne’s term. Mr. Alario currently serves as Kirby’s Lead Independent Director and is the Chair of the ESG and Nominating Committee.

TOPIC	PRACTICE
Independence	• Eight out of nine directors are independent • Board committees are composed entirely of independent directors

Diversity	• Four out of nine directors are female or racially/ethnically diverse

Executive Sessions	• Non-management directors meet regularly without management

Majority Voting	• Majority of votes cast is required for the election of directors

Director Evaluations	• Evaluations of the full board and each committee are conducted annually

Stock Ownership	• Stock ownership guidelines established for directors and executive officers

Single Voting Class	• Kirby has a single class of voting stock

Hedging and Pledging of Stock	• Hedging and pledging of Company stock by directors, officers, and employees is prohibited

Business Ethics Guidelines	• Ethics guidelines apply to all our directors, officers, and employees

Clawback Policy	• We have a clawback policy in place for executive officers

Insider Trading Policy	• Our insider trading policy applies to all our directors, officers, and employees, with a supplemental policy applicable to directors, executive officers and certain key employees
Board Oversight

• The ESG and Nominating Committee oversees environmental risks including climate-related, and the ESG program on a quarterly basis. Assists the Board in fulfilling its oversight of risks that may arise in connection with the Company’s governance and social practices and processes. Discusses risk management in the context of general governance matters, including topics such as Board succession planning to ensure desired skills and attributes are represented.

• The Audit Committee oversees the risk management, employee hotline/ whistleblower, and cybersecurity programs and processes and reviews material legal matters on a quarterly basis to evaluate the Company’s risk exposure and tolerance.

• The Compensation Committee assists the Board in fulfilling its oversight of risks that may arise with the Company’s compensation programs and practices. Reviews executive compensation which is designed to promote accountability to maximize stockholder value over the long term.

NOTE: The above “Governance Highlights” refers to the nine Directors who are either nominated for election or continuing in office.

10	PROXY SUMMARY	KIRBY | 2024 PROXY STATEMENT

COMPENSATION HIGHLIGHTS

Our executive compensation philosophy has been consistent and focused on the creation of value for our stakeholders. A significant portion of our named executive officers’ compensation is tied to “At Risk” or pay-for-performance components. The pie charts on the following page depict how each element of compensation was weighted for our named executive officers in 2023.

Our executive compensation program is designed to attract and retain talented executive officers, motivate consistent performance over time, and encourage performance that results in increased profitability and stockholder returns. Our executive compensation program has historically received high levels of stockholder support, generally coming in well above 90%. However, in 2018 and 2019, stockholder support declined, and some investors voiced concerns over certain elements of the program, including the use of similar pay-for-performance metrics in both the short-term and long-term plans. These concerns were addressed in 2021 and 2022 with changes implemented to differentiate the metrics in these plans, including adding a safety, operations, and ESG component to the short-term plan. In 2023, the Company added a return on capital metric to the short-term plan in order to support the Company’s strategy of improving returns in the short-term as well as in the longer term. The below table outlines the changes:

Prior Metrics	2023 Metrics
Short-Term Earnings per share – 33.3% Return on total capital – 33.3% EBITDA – 33.3%	Short-Term Earnings per share – 30% EBITDA – 40% Return on total capital – 10% Operating Performance/ESG – 20%
Long-Term Performance Awards Earnings per share – 33.3% Return on total capital – 33.3% EBITDA – 33.3%	Long-Term Performance Awards Return on total capital – 50% EBITDA – 50%

Starting in 2021, we also eliminated the issuance of stock options in the executive compensation plan and our clawback policy, which became effective January 1, 2021, was amended in 2023 to comply with recent SEC rule changes and related NYSE listing standards with regard to erroneously awarded compensation. Listed below are some of the highlights of our compensation policies and practices:

Topic	Practice

Pay-for-Performance Focus	• Performance-based cash annual incentive compensation rewards current year financial and operational success
• Performance-based cash and equity long-term incentive awards incentivize future growth and profitability

Annual Say-on-Pay Vote	• We annually ask stockholders to provide an advisory vote on executive compensation

Equity Ownership Guidelines	• Stock ownership guidelines are established for executive officers

• CEO stock ownership requirement of 5x salary

Independent Compensation Consultant	• The Compensation Committee has retained a nationally recognized compensation consulting firm to serve as its independent compensation consultant

Double-Trigger Vesting	• We have adopted double-trigger vesting of equity awards upon a change in control

Clawback Policy	• We have a clawback policy in place for executive officers

Excise Tax Gross-Ups	• We do not provide executive officers with excise tax gross-ups

Re-pricing Stock Options	• We do not buy out or exchange underwater options, or re-price stock options

Evergreen Equity Plans	• We do not have any automatic share replenishment or “evergreen” provisions in our equity compensation plans

KIRBY | 2024 PROXY STATEMENT	PROXY SUMMARY	11

PRESIDENT AND CEO	OTHER NEO
TOTAL COMPENSATION	TOTAL COMPENSATION

NOTE: Includes total direct compensation as referred to in the Compensation Discussion and Analysis beginning on page 33. “Annual Incentive” includes non-equity annual incentive plan compensation. “Long-term Performance Awards” includes cash payments for the 2021-2023 performance period under the long-term incentive compensation program. Performance-based variable compensation is deemed “At Risk.” For additional information, reference the Summary Compensation Table on page 45.

12	PROXY SUMMARY	KIRBY | 2024 PROXY STATEMENT

CORPORATE SUSTAINABILITY

“The Kirby Way” defines our core values of Safety, People, Excellence, Community, and Integrity. These core values are the foundation of our sustainability initiatives and strategies. “No Harm to People, No Harm to Equipment and No Harm to the Environment” are the principles that have laid a strong foundation for Kirby’s corporate safety culture. As a sustainable business, Kirby’s products and services are vital to the development of many daily needs and end uses in our modern-day society. Our KMT segment safely and efficiently moves millions of tons of cargo of petrochemicals, black oil, refined products, and agricultural liquids annually, and our D&S segment manufactures environmentally friendly oilfield equipment. Kirby is proud to play a critical role in the supply chain of countless products that support a better quality of life for people around the world. Thus, it is imperative for Kirby employees to operate safely, responsibly and efficiently. In 2023, Kirby continued to create value for our customers and stockholders while focusing on its sustainability objectives.

Kirby set a target of a 40% reduction of carbon emissions per barrel of capacity by 2040. Testing alternative fuels, finding operational efficiencies, and investing in new technologies were a few of the initiatives the Company has been exploring to accomplish its targets. In 2021, the Kirby management team approved a plan to build the nation’s first diesel-electric hybrid inland towboat that would be efficient, reliable and safe to move bulk liquid crude oil and refined petroleum products. This was a project including many of our businesses as it was designed and constructed inhouse, in partnership with San Jac Marine and Stewart & Stevenson. Overall, the project took over two years, and in August of 2023, the ‘M/V Green Diamond’ was christened. The vessel is supported by an energy storage system that is expected to achieve up to 80% emissions reductions when compared to towboats of similar size powered with a conventional engine. In addition, the vessel can recharge at a shoreside charging station. In the instance of a shore-side charging station being unavailable, the vessel is capable of 100% self-charging. Kirby is very proud of the M/V Green Diamond and thanks its vendors and customers for their ongoing support. This project exemplifies Kirby’s values of Safety, People, Excellence, and Community coming together to achieve this milestone.

The MV Green Diamond initiative is testament to the difference our people make in the business. The Company continues to invest the tools and resources to empower our employees and we promote a workplace that values mutual respect, knowledge, and teamwork. In 2023, Kirby conducted a company-wide culture survey where the results showcased that employees are empowered to exercise stop work responsibility and to drive a culture of continuous improvement. Employees are encouraged to bring up Safety issues when they identify a potential issue of concern. The Company is pleased with these results as Safety is at the core of everything we do and drives our decision making. Integrity is another core value and our employees strongly believe the Company operates by strong values, has a strong safety culture, and would recommend working for the Company to others. In addition, to further Kirby’s commitment to its People, the Company implemented human rights training in 2023 to further promote a workplace that values mutual respect, knowledge, and teamwork. This training is conducted Company-wide and is expected to be completed in 2024.

Kirby has as a strong commitment to the Communities in which we operate. Kirby has a long history of sharing our success with each other and the communities in which we live and work in through financial support and volunteerism. In 2023, Kirby supported numerous communities with over $650,000 in donations. This includes supporting local communities and giving back to our industry. In addition, over the past three years, Kirby’s Disaster Relief Fund, which provides critical emergency funds and supplies to our fellow coworkers in need raised over $1 million and provided over 300 employees with assistance.

To learn more about these programs and initiatives, please visit the Sustainability section of our website at www.kirbycorp.com.

KIRBY | 2024 PROXY STATEMENT	PROXY SUMMARY	13

STAKEHOLDER ENGAGEMENT

The Board and executive management team prioritize fostering long-term and institution-wide relationships with stockholders and other stakeholders. In 2023, Kirby continued to prioritize stakeholder engagement as select members of the Board and management team met with key stakeholders to ensure that their voices were heard, perspectives understood, and interests were addressed. The Company believes that regular dialogue provides essential feedback to ensure that the Board and management understand the issues that are important to our stakeholders.

Throughout the year, the investor relations team engaged in extensive stockholder outreach in which members of management met with over 50% of our 25 largest stockholders (by share ownership) at some point in the year to discuss financial performance, capital allocation priorities, strategy, and other topics of interest. In addition, Kirby hosted tours of our facilities and offices to provide stockholders and other stakeholders an opportunity to see our operations in the Houston Ship Channel as well as other key operating facilities. The investor relations team continued engagement throughout the year by attending numerous conferences and conducted in person non-deal roadshows. In 2023, we held environmental, social and governance-focused meetings with stockholders. Our Lead Independent Director and members of our Executive Team met with stockholders to discuss their perspectives on sustainability issues.

Beyond stockholder engagement, Kirby met with other key stakeholders in our industries and regions. Across the Company, employees are significantly involved in trade associations and community nonprofits where they serve in various leadership roles. It is important for Kirby to develop these relationships to understand the needs of our customers, and the communities in which we operate.

Engaged with:	Engaged through:	Engagements include:	Sustainability & Financial Engagements:
✓ Institutional Investors ✓ Nongovernmental Organizations ✓ Proxy Advisory Firms ✓ Sustainability Rating Firms	✓ Individual and Group Investor Meetings ✓ Company Update and Facility Tour ✓ Quarterly Earnings Calls ✓ Investor Conferences ✓ Annual Stockholder Meeting ✓ Stockholder Webcasts ✓ Stakeholder Outreach	✓ CEO / CFO ✓ Lead Independent Director ✓ Senior Management ✓ Subject Matter Experts ✓ Other Employees	✓ 20+ meetings representing over 50% of top 25 largest stockholders ✓ Sustainability-focused governance calls

14	KIRBY | 2024 PROXY STATEMENT

VOTING ITEM 1:

ELECTION OF DIRECTORS

The Bylaws of the Company provide that the Board shall consist of no fewer than three nor more than fifteen members and that, within those limits, the number of directors shall be determined by the Board. The Bylaws further provide that the Board shall be divided into three classes, with the classes being as nearly equal in number as possible and with one class being elected each year for a three-year term. Since February 3, 2023, the size of the Board has been set at eleven directors.

Mr. Pyne, a Class II director, whose term expires at the conclusion of the 2024 Annual Meeting of Stockholders and has served as a director since 1988, advised the Board on January 30, 2024, that he has decided to retire and not stand for reelection at the Annual Meeting of Stockholders to which this Proxy Statement relates. Mr. Pyne has served as Chairman of the Board since April 2010 and has been a board member for 35 years. Mr. Pyne’s wisdom and commitment to Kirby are unparalleled and the Company thanks him for all he has done and wishes him a happy and healthy retirement.

Mr. Dewbre, who was appointed to the Board as a Class II director in 2023 pursuant to the Cooperation Agreement between Kirby and stockholder JCP Investment Management, LLC, will conclude his service as a director at the conclusion of his term which expires on April 26, 2024. The Company thanks Mr. Dewbre for his service and wishes him well in his future endeavors.

To rebalance the Board classes upon the expiration of Mr. Pyne and Mr. Dewbre’s terms, on January 30, 2024, the Board (1) determined that one of the Company’s directors should be reclassified from Class I (with a term expiring at the Company’s 2026 Annual Meeting of Stockholders) to Class II (standing for election at the 2024 Annual Meeting) and (2) nominated Ms. Dio, currently a Class I Director, to stand for election as a Class II Director at the 2024 Annual Meeting. Should she be elected as a Class II director at the 2024 Annual Meeting, Ms. Dio will resign as a Class I director, and there will be nine directors, with three of each class. The size of the Board will be reduced to nine directors once the 2024 Annual Meeting has concluded.

Three Class II directors are to be elected at the 2024 Annual Meeting to serve until the Annual Meeting of Stockholders in 2027. Each nominee named below is currently serving as a director and, if elected, each has consented to serve for the new term. If any nominee becomes unable to serve as a director, an event currently not anticipated, the persons named as proxies in the enclosed proxy card intend to vote for a nominee selected by the present Board to fill the vacancy.

In addition to satisfying, individually and collectively, the Company’s Criteria for the Selection of Directors discussed under the “THE BOARD OF DIRECTORS — ESG and Nominating Committee” below, each of the directors has extensive experience with the Company or in a business similar to one or more of the Company’s principal businesses or the principal businesses of significant customers of the Company. The brief biographies of each of the nominees and continuing directors below include a summary of the particular experience and qualifications that led the Board to conclude that he or she should serve as a director.

KIRBY | 2024 PROXY STATEMENT	15

NOMINEES FOR ELECTION (PROPOSAL 1)

The Board of Directors of the Company unanimously recommends that you vote “FOR” the election of each of the following nominees as a director.

Nominees for Election as Class II Directors, serving until the Annual Meeting of Stockholders in 2027

TANYA S. BEDER

Chairman and CEO, SBCC Group ‘Strategy Building and Crisis Control’ Age: 68 Independent Director since 2019 Committees: • Audit • ESG and Nominating

Experience

• Founder, Chairman, and Chief Executive Officer of SBCC Group, an e-family office (present)

• Previously, Chief Executive Officer, Tribeca Global Management, a subsidiary of Citigroup, and Managing Director, Head of the Strategic Quantitative Investment Division, Caxton Associates; and President and Co-Founder, Capital Market Risk Advisors. In these roles she led the implementation of neural networks and other machine learning techniques to trading and risk management

• Held various positions with The First Boston Corporation (now Credit Suisse) where she was a derivatives trader and was on the mergers and acquisitions team in New York and London

• Ms. Beder is a Fellow in Practice at the Yale University International Center for Finance, and was previously a lecturer of public policy at Stanford University

• Holds a CERT certification in Cybersecurity Oversight from the National Association of Corporate Directors and a certification in Gaming Cyber and Information Operations from the Military Operations Research Society

Education

• BA in Mathematics and Philosophy, Yale University

• MBA, Harvard Business School

Other Boards/Organizations

• Nabors Industries, Chair of the Compensation Committee, a qualified financial expert on the Audit Committee, and a member of the Technology & Safety Committee (2017-present)

• American Century Investments, Chair of the Board, Chair of the Technology & Risk Committee and member of the Portfolio Committee (2011-present)

• Member of the National Board of Mathematics and Their Applications at the National Academy of Sciences (former)

• Formerly, Advisor, Columbia University Financial Engineering Program, Mathematical Finance Advisory Board, NYU Courant and Trustee Institute for Pure and Applied Mathematics at UCLA

Qualifications

• Ms. Beder brings to the Board extensive asset management experience providing expertise in Finance, vast knowledge of operational and Risk Management, and experience serving as a director for both public and private companies. Ms. Beder’s audit and risk oversight committee experience adds valuable perspective to the collective experience of the independent directors including in the areas of machine learning, Information Technology/Cybersecurity, Oilfield Services, and Environmental, Safety Policies and Programs.

• She has Academia experience through her time as a Fellow In Practice at Yale and lecturer in Public Policy at Stanford, and her service on various university advisory boards. She also provides Science and Engineering expertise.

16	KIRBY | 2024 PROXY STATEMENT

BARRY E. DAVIS

Retired Chairman and CEO, EnLink Midstream Age: 62 Independent Director since 2015 Committees: • Compensation, Chair • Audit

Experience

• Chairman and Chief Executive Officer (2019-2022); Executive Chairman (2018-2019); President, Chief Executive Officer and Director (2014-2018), EnLink Midstream, LLC

• Chairman, Chief Executive Officer and President, Crosstex Energy (1996-2014 when EnLink Midstream was formed through the combination of Crosstex Energy and substantially all of the United States midstream assets of Devon Energy)

• Held management roles with other companies in the energy industry beginning in 1984

Education

• BBA in Finance, Texas Christian University

Other Boards/Organizations

• Pattern Energy Group LP, Chairman; Chair of the Nominating, Governance & Compensation Committee, (2024 – present)

• Eiger Resources LLC, Director (2023 – present)

• Natural Gas and Electric Power Society, former President

• Dallas Wildcat Committee, former Chairman

• Texas Christian University, Board of Trustees

Qualifications

• Mr. Davis has extensive knowledge and experience in Hydrocarbon Transportation, which is the primary business of EnLink Midstream and its predecessors. EnLink Midstream provides midstream energy services, including gathering, transmission, processing, fractionation, brine services and marketing of natural gas, natural gas liquids, condensate, and crude oil. EnLink Midstream’s assets include an extensive pipeline network, processing plants, fractionation facilities, storage facilities, rail terminals, barge and truck terminals, and an extensive fleet of trucks.

• His more than 40 years’ experience including as a senior executive at energy industry companies has provided him with Petrochemicals and Refining and Oilfield Services expertise, as well as Risk Management, Environmental, Safety Policies and Programs, Energy Transition and Finance.

KIRBY | 2024 PROXY STATEMENT	17

SUSAN W. DIO

Retired Chairman and President, BP America Age: 63 Independent Director since 2023 Committees: • None

Experience

• Chairman and President, BP America Inc. (2018-2020)

• Chief Executive Officer, BP Shipping (2015-2018)

• Head, Audit, Refining and Marketing, BP (2013-2015)

• Served for over 36 years at BP in global, technical, operational roles

Education

• BS, Chemical Engineering – University of Mississippi

Other Boards/Organizations

• Avina Clean Hydrogen, Advisory Board Member (2023-present)

• Britannia Steam Ship Insurance Associations, Ltd. (2018-2020), Independent Director

• Oil Companies International Marine Forum (2018-2020), Director and Vice-Chair

• International Tanker Owners Pollution Federation, Director and Advisory Committee Member

• Methodist Hospital – The Woodlands, Trustee

• Irving Oil Board, Independent Director (2021-present)

Qualifications

• Ms. Dio has over 35 years of experience in Shipping and Petrochemicals, serving as Chairman and President of one of the largest oil and gas companies in the world, BP America, and Chief Executive Officer of BP Shipping. At BP she served in various commercial, engineering, petrochemical and refining roles. As BP’s Head of Audit for Refining and Marketing she had oversight of operational risk management. As CEO of BP’s global shipping business, she managed the fleet of BP-operated and chartered vessels across the world. That experience is valuable to the Board in its oversight of the Company’s marine transportation business and distribution and services business.

• Her experience as an executive, including Chief Executive Officer, has provided Ms. Dio with expertise in Risk Management, Operational Management, Marine Transportation, Safety Policies and Programs, Finance, Public Policy, and Climate/Sustainability.

18	KIRBY | 2024 PROXY STATEMENT

DIRECTORS CONTINUING IN OFFICE

Continuing Class III directors, serving until the Annual Meeting of Stockholders in 2025

ANNE-MARIE N. AINSWORTH

Retired President and CEO, Oiltanking Partners and Oiltanking Holding Americas Age: 67 Independent Director since 2015 Committees: • Audit • ESG and Nominating

Experience

• President and Chief Executive Officer, Oiltanking Partners, L.P. and of Oiltanking Holding Americas, Inc. (2012-2014)

• Senior Vice President of Refining, Sunoco, Inc. (2009-2012)

• General Manager of Norco, LA refinery, Motiva Enterprises, LLC (2006-2009)

• Director of Process Safety Management (2003-2006), Shell USA, Inc.; Vice President of Technical Assurance (2000-2003), Shell Deer Park Refining Company

• Adjunct Professor, Rice University (2000-2009)

Education

• BS in Chemical Engineering, University of Toledo

• MBA, Rice University

• Graduate, Institute of Corporate Directors Education Program (Haskayne School of Management, University of Calgary)

• Holds the ICD.D designation

Other Boards/Organizations

• Pembina Pipeline Corporation, member of its Safety, Environment & Operational Excellence Committee and its Governance, Nominating & Corporate Social Responsibility Committee (2014 – present)

• HF Sinclair, Chair of the Environmental, Health, Safety, and Public Policy Committee and a member of its Finance Committee (2017 – present)

• Archrock, Inc., Chair of its Nominating and Corporate Governance Committee and a member of its Audit Committee (2015 – present)

Qualifications

• Ms. Ainsworth provides expertise in Petrochemicals and Refining and Hydrocarbon Transportation gained over her 35 years of experience in executive and managerial positions in the United States refining industry with companies providing services for products that included crude oil and refined petroleum products. These products constitute a significant percentage of the cargoes carried by the Company’s marine transportation business.

• Her industry experience also gained her expertise in Risk Management, Information Technology/Cybersecurity, Environmental, Safety Policies and Programs, Public Policy, Finance, Science, and Engineering. Ms. Ainsworth also has Academia experience gained through her years as an Adjunct Professor.

KIRBY | 2024 PROXY STATEMENT	19

WILLIAM M. WATERMAN

Retired President and CEO, Penn Maritime Age: 70 Independent Director since 2012 Committees: • Compensation • ESG and Nominating

Experience

• President and Chief Executive Officer, Penn Maritime Inc., a coastal tank barge operator, transporting primarily refinery feedstocks, asphalt, and crude oil along the East Coast and Gulf Coast of the United States (1983 – 2012 when Penn was acquired by the Company)

Education

• BA in Economics, Union College in Schenectady, New York

Other Boards/Organizations

• The American Waterways Operators, the national trade association for the United States barge industry, former director and past Chairman

Qualifications

• Mr. Waterman has over 36 years of experience in the coastal tank barge business with Penn and its predecessor companies, building Penn into one of the largest coastal tank barge operators in the United States. Mr. Waterman’s extensive experience in that business and knowledge of its markets and customers have provided him expertise in Marine Transportation and Hydrocarbon Transportation which are valuable to the Board in its oversight of the Company’s coastal business and complement the inland marine transportation, midstream energy services, and petrochemical industry experience of other Company directors.

• Further, his time at Penn has provided him with expertise in Environmental, Safety Policies and Programs, Public Policy and Finance.

20	KIRBY | 2024 PROXY STATEMENT

SHAWN D. WILLIAMS

Executive Chairman, Covia Holdings Age: 60 Independent Director since 2021 Committees: • Compensation • ESG and Nominating

Experience

• Executive Chairman of the Board (January 2022-present); Chief Executive Officer (June 2021-Dec. 2021), Chairman of the Board (Dec. 2020-Dec. 2021), Covia Holdings LLC, a provider of minerals-based solutions serving the industrial and energy markets

• Chief Executive Officer, Nexeo Plastics Holdings, Inc., a global plastics distributor, (2019-2020)

• Executive Vice President-Plastics (2017-2019); SVP-Plastics (2012-2017), Nexeo Solutions, Inc.

• President, Momentive Global Sealants, a global specialty sealants business, President, Momentive Performance Materials, a silicone specialty materials business (2007-2012)

• Spent 22 years working in leadership roles leading a variety of industrial and material businesses globally, General Electric Company

Education

• BS in Engineering, Purdue University

• MBA, University of California, Berkeley

• Holds a CERT certification in Cybersecurity Oversight from the National Association of Corporate Directors

Other Boards/Organizations

• Covia Holdings LLC, Chairman and member of the Audit and Compensation Committees (2020-present)

• TETRA Technologies, Inc., member of its Audit Committee and Human Capital Management and Compensation Committee (2021-present)

• Marathon Oil Corporation, member of its Audit and Finance Committee and Corporate Governance and Nominating Committee (February 2023-present)

Qualifications

• Mr. Williams has over 30 years of experience in executive and managerial positions in the United States and global industrial markets. Mr. Williams’ extensive experience in various industrial markets, and his expertise in Petrochemicals and Refining, Oilfield Services and Environmental, Safety Policies and Programs is valuable to the Board in its oversight of the Company’s distribution and services business and complements the marine transportation and petrochemical industry experience of a number of the Company’s other directors.

• His extensive career, including as Chief Executive Officer, has provided him with experience in Risk Management, Information Technology/Cybersecurity, Finance, Science, and Engineering.

KIRBY | 2024 PROXY STATEMENT	21

Continuing Class I directors, serving until the Annual Meeting of Stockholders in 2026

RICHARD J. ALARIO

Lead Independent Director

Chairman of the Board,

DNOW Inc.

Retired Chairman of the Board and CEO, Key Energy Services

Age: 69

Independent Director since 2011

Committees:

• ESG and Nominating, Chair

• Compensation

Experience

• Chairman of the Board (April 2021-present), Director (May 2014-present), Interim Chief Executive Officer (November 2019-June 2020); Interim Executive Vice Chairman (June 2020-October 2020), DNOW Inc.

• Chairman of the Board and Chief Executive Officer, Key Energy Services, Inc., a publicly traded oilfield service company (2004-2016)

• Vice President, BJ Services Company, an oilfield service company (2002-2004)

• Served for over 21 years in various capacities, most recently Executive Vice President, of OSCA, Inc., also an oilfield service company

Education

• BA, Louisiana State University

Other Boards/Organizations

• DNOW Inc., Chairman of the Board, Chair of its Compensation Committee, and a member of the Environmental, Social, Governance, and Nominating Committee (2014-present)

• Key Energy Services, Inc., Chairman of the Board (2004-2016)

• National Ocean Industries Association, former Chairman

Qualifications

• Mr. Alario has over 35 years of experience in Oilfield Services, serving as Chief Executive Officer with both operating and financial responsibility for one of the largest oilfield service companies in the United States. That experience is valuable to the Board in its oversight of the Company’s distribution and services business which serves the oilfield services industry as a significant part of its customer base.

• His experience as an executive, including Chief Executive Officer, in oilfield service companies, has provided Mr. Alario with expertise in Risk Management, Cybersecurity, Environmental, Safety Policies and Programs and Finance.

NOTE: On January 30, 2024, the Board appointed Mr. Alario as Chairman of the Board following Mr. Pyne’s conclusion of his term.

22	KIRBY | 2024 PROXY STATEMENT

DAVID W. GRZEBINSKI

President and CEO, Kirby Corporation Age: 62 Director since 2014 Committees: • None

Experience

• President and Chief Executive Officer (April 2014-present); President and Chief Operating Officer (January 2014-April 2014); Executive Vice President (2010-2014); Chief Financial Officer (2010-2014); Chairman of the Company’s principal offshore marine transportation subsidiary (2012-2013); joined in 2010, Kirby Corporation

• Served in various operational and financial positions, FMC Technologies Inc., a global provider of advanced technology systems and products for the energy industry

• Employed by The Dow Chemical Company in manufacturing, engineering, and financial roles

Education

• BS, Chemical Engineering, University of South Florida

• MBA, Tulane University

• Chartered Financial Analyst

Other Boards/Organizations

• The Coast Guard Foundation, Director

• American Bureau of Shipping, Director

Qualifications

• Mr. Grzebinski has primary responsibility for the business and strategic direction of the Company and is an essential link between the Board and the Company’s day-to-day operations. He has overall knowledge of all aspects of the Company, its operations, customers, financial condition, and strategic planning. His experience at Kirby provides expertise in critical areas including Marine Transportation, Petrochemicals and Refining, Oilfield Services and Hydrocarbon Transportation, as well as Risk Management and Environmental, Safety Policies and Programs.

• Through his service at FMC and Dow, he has gained expertise in Public Policy, Finance, Science, Engineering and Information Technology/Cybersecurity.

KIRBY | 2024 PROXY STATEMENT	23

RICHARD R. STEWART

Retired President and CEO, GE Aero Energy Age: 74 Independent Director since 2008 Committees: • Audit, Chair

Experience

• President and Chief Executive Officer, GE Aero Energy, a division of GE Energy, and as an officer of General Electric Company, (1998-2006)

• Served in various positions, Stewart & Stevenson, including Group President and member of the Board of Directors (1972-1998)

Education

• BBA in Finance, University of Texas

Other Boards/Organizations

• Eagle Materials Inc., member of its Audit Committee and former Chairman (2006-present)

• Exterran Corporation (2015-2018)

Qualifications

• During a 35-year business career, Mr. Stewart has been the principal executive officer with both operating and financial responsibility for the diesel engine and gas turbine power and service businesses at Stewart & Stevenson and then at GE Aero Energy. Mr. Stewart’s extensive experience in the engine and power products business and expertise in Oilfield Services is valuable to the Board in its oversight of the Company’s distribution and services business and complements the marine transportation and petrochemical industry experience of a number of the Company’s other directors.

• Mr. Stewart’s extensive career has also provided him with expertise in Risk Management, Environmental, Safety Policies and Programs and Finance.

24	KIRBY | 2024 PROXY STATEMENT

THE BOARD OF DIRECTORS

The Company’s business is managed under the oversight and direction of the Board, which is responsible for strategic oversight, broad corporate policy, and monitoring the effectiveness of Company management. Members of the Board are kept informed about the Company’s businesses by participating in meetings of the Board and its committees, through operating and financial reports made at Board and committee meetings by Company management, through various reports and by visiting Company facilities. The Board’s development includes onsite meetings at key operating facilities which include interaction with employees at those locations.

Director Independence

NYSE listing standards require listed companies to have at least a majority of independent directors. For a director to be considered independent, the Board must determine that the director does not have any direct or indirect material relationship with the Company.

The Board has determined that the following incumbent directors have no relationship with the Company except as directors and stockholders and are independent within the meaning of the NYSE listing standards:

Anne-Marie N. Ainsworth	Barry E. Davis	William M. Waterman

Richard J. Alario	Susan W. Dio	Shawn D. Williams

Tanya S. Beder	Richard R. Stewart

In addition, the Board has previously determined that Mr. Dewbre, who will complete his service as a director of the Company at the 2024 Annual Meeting of Stockholders, had no relationship with the Company except as a director and stockholder and was independent.

While Mr. Pyne is not disqualified under the NYSE’s objective director independence tests, the Board has determined that he is not independent considering all relevant facts and circumstances of his relationship with the Company. Mr. Pyne will complete his service as a director of the Company at the 2024 Annual Meeting of Stockholders.

Our Chief Executive Officer, Mr. Grzebinski, has certified to the NYSE that the Company is in compliance with NYSE corporate governance listing standards.

Risk Oversight

The Board is responsible for the risk oversight function and has designated the Audit Committee, the Compensation Committee, and the ESG and Nominating Committee certain responsibilities to provide assistance in fulfilling the Board’s responsibilities. The Board seeks to align risk oversight with its disclosure controls and procedures, and a particular risk will be monitored and evaluated by another Board committee with primary responsibility in the area of the subject matter involved. For example, the Compensation Committee reviews the risks related to the Company’s compensation policies and practices and the Audit Committee receives regular reports and updates on cybersecurity issues. On a quarterly basis, management prepares and reviews with the Audit Committee and the Board the risks outlined in the Company’s most recent Annual Report on Form 10-K, any new risks identified in the Company’s most recent Quarterly Report on Form 10-Q, and annually a comprehensive assessment of the identified internal and external risks of the Company that includes evaluations of the potential impact of each identified risk, its probability of occurrence and the effectiveness of the controls that are in place to mitigate the risk. The Audit Committee and the Board also receive regular reports of any events or circumstances involving risks outside the normal course of business of the Company. The ESG and Nominating Committee oversees the Company’s ESG programs, including environmental risk, including climate change, as well as the Corporate Sustainability report, Task Force on Climate-Related Financial Disclosures, and Sustainability Accounting Standards Board disclosures. The Board and its committees also review potential emerging risks as they seek to anticipate future threats and trends that may impact the Company. Management and, where appropriate, internal and external experts provide reports on risks in their respective areas of responsibility or expertise. Frequency of updates and discussion of risks varies depending on the immediacy or severity of the risk, with more immediate or severe risks being updated and reviewed more frequently.

KIRBY | 2024 PROXY STATEMENT	25

Board Leadership Structure

The Board has no set policy concerning the separation of the offices of Chairman of the Board and Chief Executive Officer, but retains the flexibility to decide how the two positions should be filled based on the circumstances existing at any given time. Following Mr. Grzebinski’s succession to the position of President and Chief Executive Officer in 2014, the Board considered it important for Mr. Pyne, with his comprehensive understanding of the Company’s businesses and strategic direction, to continue in the role of an Executive Chairman of the Board. During the same time period, the Board was focused on management succession planning, primarily for the role of Chief Executive Officer but also for other senior management positions. The Board determined that having Mr. Pyne continue to serve as an Executive Chairman of the Board after relinquishing the role of Chief Executive Officer would facilitate the succession process and provide valuable support to the senior management team. When Mr. Pyne retired as Executive Chairman of the Board in April 2018, the Board considered it important to the Company for Mr. Pyne to continue as Chairman of the Board in a non-executive capacity to continue to take advantage of his knowledge of the Company and its businesses as well as his leadership experience and he continues to serve in such capacity.

On January 30, 2024, Mr. Pyne advised the Board that has decided to retire and not stand for reelection as a director upon the expiration of his term expiring at the 2024 Annual Meeting of Stockholders to which this Proxy Statement relates. The Board determined that Mr. Alario will succeed Mr. Pyne as the Chairman of the Board effective as of the 2024 Annual Meeting. Mr. Alario has been a member of the Board since 2011 and is currently the Company’s Lead Independent Director, presiding at the regular executive sessions of the non-management directors that are held at least quarterly. An executive session with only independent directors is held at least once per year. As Lead Independent Director, Mr. Alario also serves as a liaison between the independent directors and management on certain matters that are not within the area of responsibility of a particular committee of the Board. When Mr. Alario succeeds Mr. Pyne as Chairman of the Board, that role will be held by an independent director, so there will no longer be a separately designated Lead Independent Director.

Board Committees

The Board has established three standing committees, including the Audit Committee, the Compensation Committee, and the ESG and Nominating Committee. All of the members of each committee are independent, as that term is defined in applicable SEC and NYSE rules. The member composition and a brief description of the principal functions of each committee is briefly described below.

Board Member	Member Type	Audit Committee	Compensation Committee	ESG and Nominating Committee

Anne-Marie N. Ainsworth	Independent	M		M

Richard J. Alario	Lead Independent		M	C

Tanya S. Beder	Independent	M		M

Barry E. Davis	Independent	M	C

Rocky B. Dewbre(1)	Independent

Susan W. Dio(1)	Independent

Richard R. Stewart	Independent	C

William M. Waterman	Independent		M	M

Shawn D. Williams(2)	Independent		M	M

(1)

Mr. Dewbre and Ms. Dio have not yet been assigned to a committee. Mr. Dewbre will conclude his service as a director upon the expiration of his term at the 2024 Annual Meeting of Stockholders to which this Proxy Statement relates.

(2)	Mr. Williams was elected to serve on the Compensation Committee effective April 25, 2023.

C – Committee Chair

M – Committee Member

26	KIRBY | 2024 PROXY STATEMENT

Audit Committee

The Board has determined that all of the members of the Audit Committee are “audit committee financial experts,” as that term is defined in SEC rules. The Audit Committee operates under a written charter adopted by the Board. A copy of the charter is available on the Company’s website at www.kirbycorp.com in the Investor Relations section under Governance/ Governance Documents.

PRINCIPAL FUNCTIONS
Monitor the Company’s financial reporting, accounting procedures, and systems of internal controls
Select the independent auditors for the Company
Review the Company’s audited annual and unaudited quarterly financial statements with management and the independent auditors
Monitor the independence and performance of the Company’s independent auditors and internal audit function
Monitor the Company’s compliance with legal and regulatory requirements
Review with management the Company’s policies with respect to risk assessment and risk management, including review of cybersecurity processes, procedures, and safeguards

Compensation Committee

All of the members of the Compensation Committee are “Non-Employee Directors” and “outside directors” as defined in relevant federal securities and tax regulations. The Compensation Committee operates under a written charter adopted by the Board. The Committee oversees compensation for Kirby’s senior executives (including salary, bonus, and performance share awards), as well as succession planning for key executive positions. A copy of the charter is available on the Company’s website at www.kirbycorp.com in the Investor Relations section under Governance/Governance Documents.

PRINCIPAL FUNCTIONS
Determine the compensation of executive officers of the Company
Reviews and approves the corporate goals and objectives
Administer the Company’s annual incentive bonus program

Administer the Company’s stock option, restricted stock, restricted stock units (“RSUs”), and long-term incentive plans and grant stock options, restricted stock, RSUs, and cash performance awards under such plans

Reviews and approves the Compensation Discussion and Analysis (“CD&A”) and recommends to the Board the inclusion of the CD&A in the proxy statement

ESG and Nominating Committee

The ESG and Nominating Committee operates under a written charter adopted by the Board. A copy of the charter is available on the Company’s website at www.kirbycorp.com in the Investor Relations section under Governance/Governance Documents.

PRINCIPAL FUNCTIONS
Reviews corporate governance policies annually
Recommend candidates for election to the Board
Review all related person transactions
Oversee the operation and effectiveness of the Board

Lead the annual review of the Board and management performance, including the CEO

Oversees and monitors the Company’s environmental, including climate-related, risks and review and assess the Company’s environmental and sustainability policies and strategies and oversees publication of the Company’s sustainability report

The ESG and Nominating Committee will consider director candidates recommended by stockholders or proposed by stockholders in accordance with the Company’s Bylaws. Recommendations may be sent to the Chairman of the ESG and Nominating Committee, Kirby Corporation, P.O. Box 1745, Houston, Texas 77251-1745, accompanied by biographical information for evaluation. The Board of the Company has approved Criteria for the Selection of Directors which the ESG and Nominating Committee will consider in evaluating director candidates. The criteria address compliance with SEC and NYSE

KIRBY | 2024 PROXY STATEMENT	27

requirements relating to the composition of the Board and its committees, as well as character, integrity, experience, understanding of the Company’s business, and willingness to commit sufficient time to the Company’s business. The criteria are available on the Company’s website at www.kirbycorp.com in the Investor Relations section under Governance/ Governance Documents.

In addition to the above criteria, the Corporate Governance Guidelines and ESG and Nominating Committee Charter include provisions concerning the consideration of diversity in business experience, professional skills, gender, race, and ethnic background in selecting nominees for director. The Company and ESG and Nominating Committee are committed to having a Board that reflects diverse perspectives and actively seeks out highly qualified candidates that include women and individuals from minority groups when board nominees are chosen. The ESG and Nominating Committee took these provisions into account in electing new members to the Board in 2019, 2021 and 2023.

When there is a vacancy on the Board (i.e., in cases other than the nomination of an existing director for reelection), the Board and the ESG and Nominating Committee have considered candidates identified by executive search firms, candidates recommended by stockholders and candidates recommended by other directors. The ESG and Nominating Committee will continue to consider candidates from any of those sources when future vacancies occur. The ESG and Nominating Committee accepts stockholder recommendations of director candidates and evaluates such candidates in the same manner as other candidates. Stockholders who wish to submit a candidate for consideration by the ESG and Nominating Committee for election at our Annual Meeting may do so by submitting in writing the candidate’s name, together with the information described under the Company’s Bylaws.

Attendance at Meetings

It is the Company’s policy that directors are expected to attend Board meetings and meetings of committees on which they serve and are expected to attend the Annual Meeting of Stockholders of the Company. During 2023, the Board met eight times, the Audit Committee met eight times, the Compensation Committee met six times and the ESG and Nominating Committee met six times. Each director then serving attended more than 95% of the aggregate number of the meetings of the Board and of all the committees on which he or she served. All directors then serving attended the 2023 Annual Meeting of Stockholders of the Company.

Director Compensation

Directors who are employees of the Company receive no additional compensation for their service on the Board. Compensation of nonemployee directors is determined by the full Board, which may consider recommendations of the Compensation Committee. Past practice has been to review director compensation when the Board believes that an adjustment may be necessary in order to remain competitive with director compensation of comparable companies. Management of the Company periodically collects published survey information on director compensation for purposes of comparison.

Each nonemployee director receives an annual fee, which was $75,000 in 2023, but was raised to $85,000 in January 2024 for director terms beginning after the 2024 Annual Meeting. A director may elect to receive the annual fee in cash, stock options or restricted stock. The Chairman of the Board receives an additional annual fee of $150,000, the Chairman of the Audit Committee receives an additional annual fee of $20,000, the Chairman of the Compensation Committee receives an additional annual fee of $15,000, and the Chairman of the ESG and Nominating Committee receives an additional annual fee of $10,000. If not the Chairman of the Board, the lead independent director or presiding director at executive sessions of the non-management directors receives an additional annual fee of $20,000. In addition, each director receives an annual fee of $7,500 for each committee of the Board on which he or she serves. All fees are payable in four equal quarterly payments made at the end of each calendar quarter. The annual director fee is prorated for any director elected between annual stockholder meetings and the Chairman of the Board, committee chairman, lead independent or presiding director, and committee member fees are prorated for any director who is elected to such position between annual meetings of the Board. Directors are reimbursed for reasonable expenses incurred in attending meetings.

For 2023, each nonemployee director received a fee of $3,000 for each board meeting attended, in person or by telephone, in excess of six meetings in any one calendar year. For 2023, each member of a committee of the board received a fee of $3,000 for each committee meeting attended, in person or by telephone, in excess of ten meetings in any one calendar year in the case of the Audit Committee, in excess of eight meetings in any one calendar year in the case of the Compensation Committee and in excess of eight meetings in any one calendar year in the case of the ESG and Nominating Committee. In 2024, additional director and committee meeting fees were eliminated when the annual fee was raised.

In addition to the fees described above provided to the directors, the Company has a stock award plan for nonemployee directors of the Company which provides for the issuance of stock options and restricted stock. The director plan provides for automatic grants of restricted stock to nonemployee directors after each annual meeting of stockholders. Each director receives restricted shares of the Company’s common stock after each annual meeting of stockholders. The number of shares of restricted stock issued is equal to (a) $167,500 divided by (b) the fair market value of a share of stock on the date of grant

28	KIRBY | 2024 PROXY STATEMENT

multiplied by (c) 1.2. The director plan also provides for discretionary grants of up to an aggregate of 10,000 shares in the form of stock options or restricted stock. In addition, the director plan allows for the issuance of stock options or restricted stock in lieu of cash for all or part of the annual director fee at the option of the director. A director who elects to receive stock options in lieu of the annual cash fee will be granted an option for a number of shares equal to (a) the amount of the fee for which the election is made divided by (b) the fair market value per share of the common stock on the date of grant multiplied by (c) 3. A director who elects to receive restricted stock in lieu of the annual cash fee will be issued a number of shares of restricted stock equal to (a) the amount of the fee for which the election is made divided by (b) the fair market value per share of the common stock on the date of grant multiplied by (c) 1.2. The exercise price for all stock options granted under the director plan is the fair market value per share of the Company’s common stock on the date of grant. The restricted stock issued after each annual meeting of stockholders vests six months after the date of issuance. Stock options granted and restricted stock issued in lieu of cash director fees vest in equal quarterly increments during the year to which they relate. The stock options generally remain exercisable for ten years after the date of grant.

The Board has established stock ownership guidelines for officers and directors of the Company. Nonemployee directors must be in compliance within five years after first election as a director, but are expected to accumulate the required number of shares ratably over the applicable five-year period. Under the guidelines, nonemployee directors are required to own common stock of the Company having a value equal to a multiple of the annual cash director fee, which was raised from four to five in January 2024. As of December 31, 2023, all directors were in compliance with the then current stock ownership guidelines. The ESG and Nominating Committee of the Board will monitor compliance with the guidelines and may recommend modifications or exceptions to the Board.

The following table summarizes the cash and equity compensation for nonemployee directors for the year ended December 31, 2023:

Nonemployee Director Compensation for 2023

NAME	FEES EARNED OR PAID IN CASH	STOCK AWARDS(1)(2)	OPTION AWARDS(1)(2)	TOTAL

Anne-Marie N. Ainsworth	$96,000	$201,023	$—	$297,023

Richard J. Alario	126,000	201,023	—	327,023

Tanya S. Beder	96,000	201,023	—	297,023

Barry E. Davis	36,000	291,109	—	327,109

Rocky B. Dewbre	—	251,248	124,950	376,198

Susan W. Dio	75,000	251,297	—	326,297

Joseph H. Pyne(3)	231,000	201,023	—	432,023

Richard R. Stewart	108,500	201,023	—	309,523

William M. Waterman	21,000	291,109	—	312,109

Shawn D. Williams	94,125	201,023	—	295,148

(1)

The amounts included in the “Stock Awards” and “Option Awards” columns represent the grant date fair value related to restricted stock awards to the directors, computed in accordance with FASB ASC Topic 718. For a discussion of valuation assumptions, see Note 8, Stock Award Plans, in the Company’s consolidated financial statements included in the Annual Report on Form 10-K for the year ended December 31, 2023.

(2)

Ms. Dio was granted 697 shares of restricted stock on February 1, 2023 at a value of $72.13. Mr. Dewbre was granted 679 shares of restricted stock on February 3, 2023 at a value of $73.97. Mss. Ainsworth, Beder and Dio and Messrs. Alario, Davis, Dewbre, Pyne, Stewart, Waterman, and Williams were each granted 2,767 shares of restricted stock on May 1, 2023 at a value of $72.65 per share. Messrs. Davis and Waterman were each granted an additional 1,240 shares of restricted stock on May 1, 2023 at a value of $72.65 per share as they elected to receive their annual director fee in the form of restricted stock. Mr. Dewbre was granted stock options for 765 shares on February 7, 2023 at an exercise price of $73.57 and 3,100 shares on May 1, 2023 at an exercise price of $72.65 per share, as he elected to receive his annual director fee in the form of stock options.

(3)

Mr. Pyne received 2,649 shares on January 24, 2023 as a result of an RSU vesting from an RSU granted to him as an employee prior to his retirement on April 20, 2018. The value realized on the vesting was $171,311, based on the closing price of the Company common stock on the date of vesting. Mr. Pyne also received $40,220 in payments for office rent and administrative support, pursuant to his retirement agreement.

KIRBY | 2024 PROXY STATEMENT	29

Nonemployee Director Outstanding Equity at December 31, 2023 and Grant Date Fair Value of Equity Awarded During 2023

The following table shows the aggregate number of shares of unvested restricted stock and stock options outstanding for each nonemployee director as of December 31, 2023, as well as the grant date fair value of restricted stock awards and stock option grants made during 2023:

NAME	AGGREGATE SHARES OF UNVESTED RESTRICTED STOCK AS OF DECEMBER 31, 2023	AGGREGATE STOCK OPTIONS OUTSTANDING AS OF DECEMBER 31, 2023		GRANT DATE FAIR VALUE OF RESTRICTED STOCK AND STOCK OPTIONS AWARDED DURING 2023

Anne-Marie N. Ainsworth	—	—		$201,023

Richard J. Alario	—	6,000		201,023

Tanya S. Beder	—	—		201,023

Barry E. Davis	310	8,480		291,109

Rocky B. Dewbre	—	3,865		376,198

Susan W. Dio	—	—		251,297

Joseph H. Pyne	—	21,396	(1)	201,023

Richard R. Stewart	—	6,000		201,023

William M. Waterman	310	6,000		291,109

Shawn D. Williams	—	—		201,023

(1)

Stock options held by Mr. Pyne are under the Company’s 2005 Employee Stock and Incentive Plan at December 31, 2023, all of which were exercisable. The stock options were granted to Mr. Pyne as an employee prior to his retirement on April 30, 2018.

30	KIRBY | 2024 PROXY STATEMENT

TRANSACTIONS WITH

RELATED PERSONS

The Board has adopted a written policy on transactions with related persons that provides that certain transactions involving the Company and any of its directors, executive officers, or major stockholders or members of their immediate families, including all transactions that would be required to be disclosed as transactions with related persons in the Company’s Proxy Statement, are subject to approval in advance by the ESG and Nominating Committee, except that a member of the Committee will not participate in the review of a transaction in which that member has an interest. The Committee has the discretion to approve any transaction which it determines is in, or not inconsistent with, the best interests of the Company and its stockholders. If for any reason a transaction with a related person has not previously been approved, the Committee will review the transaction within a reasonable period of time and either ratify the transaction or recommend other actions, including modification, rescission or termination, taking into consideration the Company’s contractual obligations. If a transaction is ongoing or consists of a series of similar transactions, the Committee will review the transaction at least annually and either ratify the continuation of the transaction or recommend other actions, including modification, rescission or termination, taking into consideration the Company’s contractual obligations. The policy provides certain exceptions, including compensation approved by the Board or its Compensation Committee.

Mr. Grzebinski, President, Chief Executive Officer, and a director of the Company, is a member of the board of directors of American Bureau of Shipping (“ABS”), a not-for-profit that provides global classification services to the marine, offshore and gas industries. The Company paid ABS $1.5 million in 2023 to perform audits and surveys of the Company’s vessels in the ordinary course of business.

Mr. Grzebinski is a member of the board of directors of the UK Protection & Indemnity Association (“UK P&I”), a mutual marine protection and indemnity organization that provides protection and indemnity insurance for third party liabilities and expenses arising from vessel operations. The Company paid the UK P&I $3.6 million in premiums during 2023 for coverage in the 2023-2024 policy period in the ordinary course of business.

Amy D. Husted, Vice President, General Counsel and Secretary of the Company, is a member of the board of directors of Signal Mutual Indemnity Association Ltd (“Signal”), a group self-insurance not-for-profit organization authorized by the U.S. Department of Labor as a longshore worker’s compensation insurance provider. The Company has been a member of Signal since it was established in 1986. The Company paid Signal $0.7 million in 2023 in the ordinary course of business.

The husband of Ms. Husted is a partner in the law firm of Clark Hill PLC. The Company paid the law firm $0.9 million in 2023 for legal services. However, Mr. Husted is not involved in representing the Company in any legal matters related to the Company. Further, Mr. Grzebinski approves each engagement of the firm by the Company and the payment of fees billed by the firm.

The brother of Christian G. O’Neil, President of Kirby Inland Marine, LP, Kirby Offshore Marine, LLC, San Jac Marine, LLC and Kirby Offshore Wind, LLC, is a partner in the law firm of W. Sean O’Neil Attorney at Law. The Company paid the law firm $0.1 million in 2023 for legal services. Mr. Sean O’Neil does represent the Company in legal matters. However, Mr. Christian O’Neil is not involved in the engagement of Mr. Sean O’Neil. Further, Ms. Husted approves each engagement of the firm by the Company and the payment of fees billed by the firm.

Mr. Dewbre, a director of the Company, serves as President and Chief Operating Officer of Mansfield Service Partners. Mansfield Service Partners is under the same common control as O’Rourke Marine Services (“O’Rourke”), a distributor of lubricants, fuels and environmental services. The Company paid O’Rourke $29.4 million in 2023 in the ordinary course of business.

No family relationship exists among the executive officers or among the executive officers and the directors.

KIRBY | 2024 PROXY STATEMENT	31

VOTING ITEM 2:

AUDIT COMMITTEE MATTERS

RATIFICATION OF THE AUDIT COMMITTEE’S SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM (PROPOSAL 2)

The Audit Committee has selected KPMG LLP (“KPMG”) as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2024. KPMG served as the Company’s independent accounting firm for the fiscal year ending December 31, 2023 and has served in such capacity since 1992. Although the Audit Committee has the sole authority and responsibility to select and evaluate the performance of the independent accounting firm for the Company, the Board is requesting, as a matter of good corporate governance, that the Company’s stockholders ratify the selection of KPMG for 2024.

The Board of Directors of the Company unanimously recommends that you vote “FOR” the ratification of the selection of KPMG LLP as the Company’s independent registered public accounting firm for 2024.

Ratification of the selection of KPMG requires the affirmative vote of a majority of the shares represented at the meeting in person or by proxy. If the stockholders do not ratify the selection of KPMG, the Audit Committee will reconsider the selection. However, because of the difficulty and expense of changing independent auditors at this point in the year, the selection of KPMG would probably be continued for 2024 in the absence of extraordinary reasons for making an immediate change. If the stockholders do ratify the selection of KPMG, the Audit Committee will retain the authority to make a change if warranted in its judgment.

Representatives of KPMG are expected to be present at the 2024 Annual Meeting of Stockholders, with the opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions.

Fees Paid to the Independent Registered Public Accounting Firm

The following table sets forth the fees billed by KPMG, the Company’s independent registered public accounting firm, during the last two fiscal years:

	2023	2022

Audit Fees	$1,853,350	$1,943,500

Tax Fees	$42,500	35,000

All Other Fees	—	10,600
Total	$1,895,850	$1,989,100

Audit Fees are fees for professional services rendered by KPMG for the audit of the Company’s annual financial statements, audit of internal control over financial reporting, review of the Company’s quarterly financial statements, or services normally provided in connection with statutory or regulatory filings. This category also includes fees for issuance of comfort letters, consents and review of documents filed with the SEC. There were no separate Audit-Related Fees for the reported periods.

Tax Fees are fees for professional services rendered by KPMG for tax compliance, tax advice and tax planning. Services performed by KPMG in this category included the review of the Company’s federal income tax returns.

All other fees are the aggregate fees billed for services other than “Audit Fees” or “Tax Fees.”

Each engagement of the independent registered public accounting firm to perform audit or non-audit services must be and were approved in advance by the Company’s Audit Committee or by its Chairman pursuant to delegated authority.

32	KIRBY | 2024 PROXY STATEMENT

AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors of the Company is responsible for monitoring the integrity of the Company’s financial reporting, accounting procedures and internal controls. The Audit Committee is composed of four directors, all of whom are independent within the meaning of the SEC and NYSE rules. The Audit Committee operates under a written charter adopted by the Board.

Management is primarily responsible for the Company’s financial reporting process and internal controls. The Company’s independent auditors are responsible for performing an audit of the Company’s financial statements and issuing a report on the conformity of the financial statements with generally accepted accounting principles. The Company’s independent auditors are also responsible for performing an audit of the Company’s internal control over financial reporting. The Audit Committee is responsible for overseeing those processes.

The Audit Committee has reviewed and discussed the audited financial statements of the Company for the year ended December 31, 2023 with management and the independent auditors. The Audit Committee also (a) discussed with the independent auditors the matters required to be discussed by Auditing Standard No. 1301, as adopted by the Public Company Accounting Oversight Board (the “PCAOB”), (b) received the written disclosures and letter from the independent auditors required by the PCAOB regarding the independent auditors’ communications with the Audit Committee concerning independence and (c) discussed with the independent auditors their independence.

Based on the Audit Committee’s review of the audited financial statements for the year ended December 31, 2023 and the Audit Committee’s discussions with management and the independent auditors, the Audit Committee recommended to the Board of Directors of the Company that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023, which has been filed with the Securities and Exchange Commission.

Audit Committee

Richard R. Stewart, Chairman

Anne-Marie N. Ainsworth

Tanya S. Beder

Barry E. Davis

KIRBY | 2024 PROXY STATEMENT	33

VOTING ITEM 3:

EXECUTIVE COMPENSATION

ADVISORY VOTE ON EXECUTIVE COMPENSATION (PROPOSAL 3)

In accordance with the requirements of Section 14A of the Securities Exchange Act of 1934 and the related rules of the SEC, our stockholders have the opportunity to cast an annual non-binding advisory vote to approve the compensation of the Company’s named executive officers.

The Company is requesting your approval, on a non-binding advisory basis, of the compensation of the Company’s named executive officers as disclosed and discussed under “EXECUTIVE COMPENSATION” on pages 33-50 of this Proxy Statement. We believe that our executive compensation:

•	is competitive as necessary to attract and retain qualified executives;

•	is appropriately tied to Company and individual performance;

•	is designed with both short-term and long-term business objectives of the Company in mind and is aligned with long-term time horizons that reward corporate performance;

•	does not encourage excessive risk-taking by the Company’s management; and

•	properly aligns the interests of management with those of the Company’s stockholders.

For those reasons, we are asking you to approve the following resolution:

RESOLVED that the compensation of the Company’s named executive officers as described under “EXECUTIVE COMPENSATION” in the Company’s Proxy Statement for its 2024 Annual Meeting of Stockholders is approved.

Although the vote on approval of executive compensation is not binding, the Compensation Committee and the Board will consider the result of the vote in making future compensation decisions.

The Board of Directors of the Company unanimously recommends that you vote “FOR” Proposal 3 approving the compensation of the named executive officers as disclosed in this Proxy Statement.

COMPENSATION DISCUSSION AND ANALYSIS

This compensation discussion and analysis (“CD&A”) is intended to help you understand the executive compensation practices and decisions made in 2023 relating to the named executive officers listed below (the “named executive officers” or “NEOs”). The supplemental CD&A should be read in conjunction with the compensation tables and related narrative of this Proxy Statement.

Executive Summary

Named Executive Officers

The Company’s NEOs for 2023 and their positions with the Company at the end of the year (except as otherwise noted) were:

•	David W. Grzebinski, President and Chief Executive Officer;

•	Raj Kumar, Executive Vice President and Chief Financial Officer;

•	Christian G. O’Neil, President of the Company’s principal KMT subsidiaries;

•	Amy D. Husted, Vice President, General Counsel and Secretary;

•	Scott P. Miller, Vice President and Chief Information Officer; and

•	Kim B. Clarke, Vice President and Chief Human Resources Officer[1].

[1]

Ms. Clarke retired from her position as Vice President and Chief Human Resource Officer of the Company on March 1, 2023. Her compensation is discussed separately under “Change of Control/Severance Payments” section below.

34	KIRBY | 2024 PROXY STATEMENT

Compensation Objectives

Our compensation programs are guided by a pay for performance philosophy and the following principles and objectives:

•	Competitiveness: Attract and retain executives with competitive compensation opportunities;

•	Performance Accountability: Motivate and pay for consistently strong financial and operational performance over time; and

•	Shareholder Alignment: Align our executives’ and stockholders’ interests by rewarding performance that results in increased profitability and delivers growth in long-term stockholder value.

Company Performance

EBITDA $557 mm (36% increase over 2022)	EPS $3.72 (83% increase over 2022)	Debt to Capitalization ratio reduced to 24.2%

The Company’s overall performance in 2023 was favorably impacted by:

•	Increased revenues and operating income in the KMT segment, primarily due to increased demand, limited barge availability and higher term and spot pricing; and

•	Increased revenues and operating income in the KDS segment due to higher business levels in marine repair, on-highway and power generation.

During 2023, river closures, lock delays, weather conditions, and several refinery closures offset some of our strong financial performance in the KMT segment. Ongoing supply chain issues negatively impacted the D&S segment. In combination, the Company was able to generate strong cash flow and growth in earnings, with EBITDA of $557 million, and EPS of $3.72 per share. We also reduced our debt to capitalization ratio to 24.2%.

The Company also achieved 22% total stockholder return for 2023, and 51% in total over the last three years due to a focus on stringent cost controls, prudent capital expenditures, debt reduction and operational excellence in the face of challenging business conditions. That consistent adherence to our long-term strategy positioned us to generate strong free cash flow and to capitalize on improving market conditions during 2023.

The following table summarizes several key Company financial measures for 2023 in comparison to 2022 (in millions except for per share amounts):

	2023		2022

Total assets	$5,722		$5,555

Total revenues	$3,092		$2,785

Net earnings (loss) attributable to Kirby	$223	(2)	$122	(3)

EBITDA(1,4)	$557		$411

Earnings (loss) per share (diluted)(1)	$3.72	(2)	$2.03	(3)

(1)	Performance measures for annual and long-term incentive compensation discussed under “Elements of Compensation – Annual Incentive Compensation” below.

(2)	Includes $0.04 per share of costs related to strategic review and shareholder engagement and $0.04 per share of other income associated with the interest on a refund from the Internal Revenue Service.

(3)	Includes $0.06 per share related to severance expense and $0.01 per share related to a strategic alternatives review.

(4)	EBITDA is a non-GAAP financial measure. Please refer to Appendix A and Appendix B for additional information and a reconciliation to the most directly comparable GAAP financial measures.

KIRBY | 2024 PROXY STATEMENT	35

NEO Compensation Highlights

•	Base salaries: CEO salary was held flat during 2023; other NEOs received increases averaging 6% intended to maintain competitive levels relative to market.

•	Annual incentive payment: strong financial and operational performance resulted in a Corporate performance factor of 172.4% of target under the annual incentive program.

•

Cash Performance payout: long-term cash performance awards for the 2021 – 2023 period paid out at 131.3% of target for Mr. Grzebinski and 129.2% of target for Mr. O’Neil, reflecting above-target performance on cumulative EBITDA and Return on Total Capital performance. Our other NEOs were not eligible for long-term cash awards at the beginning of the 2021 – 2023 performance period.

•

Final vesting of 2021 retention awards: Mr. Grzebinski and Mr. O’Neil received retention awards comprised of RSUs and a cash bonus pursuant to their 2021 incentive and retention award agreements. The cash awards vested in equal installments in December of 2021, 2022 and 2023. The final installments vesting for Mr. Grzebinski and Mr. O’Neil in 2023 were $416,667 and $125,000, respectively. These amounts appear in the “All Other Compensation” column of the Summary Compensation Table. The RSUs cliff vested in full on January 24, 2024 (24,626 for Mr. Grzebinski and 9,850 for Mr. O’Neil).

Chief Executive Officer Compensation

A total of 83% of Mr. Grzebinski’s target total direct compensation opportunities were at risk, with potential realized value contingent upon a combination of financial, operational and stock price performance and 63% contingent upon performance and continued employment over a multi-year period. Due to strong performance during 2023 and over the 2021 – 2023 performance period, Mr. Grzebinski’s reported compensation was higher than his target opportunity – including actual 2023 annual incentive earned at 172.4% of target and 2021 – 2023 cash performance payout earned at 131.3% of target. In 2023, Mr. Grzebinski’s base salary was held flat, but his target annual incentive compensation was adjusted from 100% to 115% which put more of his compensation at risk. This change, based in part on analysis by the Company’s compensation consultant, NFP Compensation Consulting (“NFP”), was necessary to be commensurate with his responsibilities, consistent with the Company’s executive compensation philosophy, and competitive for executives with his qualifications and experience.

CEO 2023 COMPENSATION - TARGET VERSUS REPORTED
Component	Target	Reported	Notes
Base Salary	$1,034,250	$1,034,250	Held flat for 2023 reflecting Committee consideration of competitive market data
Annual Incentive	$1,189,388	$2,050,504	Earned at 172.4% of target
Long-term Performance Award	$1,379,000	$1,810,627	Target amount reflects opportunity for 2021-2023 performance period Reported amount reflects result for 2021 - 2023 performance period (131.3% of target)
Restricted Stock Units	$2,370,192	$2,370,192	Target amount reflects intended face value of annual grant Reported amount is the grant date value based on closing price on date of grant
Total	$5,972,830	$7,265,573

CEO TARGET PAY MIX 83% AT RISK	CEO 2023 TARGET AND REPORTED PAY ($MM)

36	KIRBY | 2024 PROXY STATEMENT

Role of the Compensation Committee

The Compensation Committee (the “Committee”) of the Board’s principal functions include conducting periodic reviews of the Company’s compensation and benefits programs to ensure that they are properly designed to meet corporate objectives and are aligned with our compensation philosophy, approving compensation opportunity and performance objectives for our CEO and other NEOs, overseeing of the administration of the cash incentive and equity-based plans, and developing the compensation program for the Directors.

The Committee is composed of four members, all of whom are “independent directors,” “Non-Employee Directors” and “outside directors” as those terms are defined in applicable SEC and NYSE standards and federal securities and tax regulations.

The Committee does not delegate any of its authority to determine executive compensation. The Committee considers recommendations from the CEO in making its compensation decisions for executive officers other than the CEO. The Committee takes those recommendations into account when setting compensation for other executive officers since the CEO is in the best position to evaluate the contributions of the other executive officers to the success of the Company. The Board undertakes an independent evaluation of the individual performance of the CEO before the Committee sets his compensation.

In determining the compensation of the named executive officers, the Committee considered all elements of total compensation, including salary, annual incentive compensation, long-term incentive compensation, and projected payouts under the Company’s retirement plans, as applicable. The Committee has discretion to adjust formula-driven factors or provide additional incentive compensation based on executive retention considerations, or in recognition of specific achievements in extraordinary circumstances. The final decisions of the Committee are to some extent subjective and do not result from a formulaic application of any of those factors.

Details of the Committee’s authority and responsibilities are specified in the Committee’s charter, which may be accessed with other governance documents at our website, www.kirbycorp.com, by clicking “Investor Relations,” and then “Governance.”

Role of Compensation Consultant

For 2023, the Committee engaged NFP Compensation Consulting to provide information for the Committee to consider in making compensation decisions. NFP was engaged directly by the Committee to:

•	review the peer group of comparable companies used for comparisons of Company performance and executive compensation;

•	perform a marketplace analysis of direct compensation for senior executive officers compared to the peer group of companies and published compensation surveys;

•	perform a marketplace analysis on Director compensation;

•	update the Committee on current trends in executive compensation; and

•	consult with the Committee concerning risks of the Company’s compensation policies and practices.

At the Committee’s request, NFP addressed the six independence factors for compensation committee advisors that are identified in SEC regulations. The Company paid NFP $43,052 during 2023. Based on its evaluation, the Committee concluded that there were no independence or conflicts of interest concerns related to NFP’s engagement with the Committee. NFP performed no services during 2023 for the Company or any of its affiliates other than for the Committee.

Additionally, the Committee also engaged Meridian Compensation Partners (“Meridian”) to conduct a full executive compensation study in the second half of 2023 in preparation for reviewing 2024 executive compensation which included a peer group review, risk review, marketplace analysis, and plan design review. At the Committee’s request, Meridian addressed the six independence factors for compensation committee advisors that are identified in SEC regulations. The Company paid Meridian $53,787 during 2023. Based on its evaluation, the Committee concluded that there were no independence or conflicts of interest concerns related to Meridian’s engagement with the Committee. Meridian performed no services during 2023 for the Company or any of its affiliates other than for the Committee.

KIRBY | 2024 PROXY STATEMENT	37

Say on Pay

At the Company’s 2023 Annual Meeting, stockholders approved the compensation of the Company’s named executive officers by 94% of the votes cast. In response to the Company’s engagement efforts and stockholder feedback from prior years, the Committee made certain changes to the 2021 compensation program which we maintained in our 2022 and 2023 compensation programs. The feedback included suggestions to make a portion of the incentive compensation plan subject to achieving ESG related objectives.

94% Say on Pay Support in 2023
The Committee values the input of our shareholders on the design and administration of our pay programs and interpreted the strong level of support in 2023 as a validation of our current approach. The Committee continues to review the design of our programs each year to ensure that programs remain aligned with our compensation philosophy, emerging market trends, and the interests of our shareholders. Based upon that review in 2023, the Committee determined to increase our long-term cash performance program from 40% to 50% of total long-term incentive value for eligible NEOs, including our CEO beginning in 2024.

Benchmarking

The Committee used information provided by NFP to benchmark executive compensation and assist in the design of its incentive plans. Marketplace analysis developed by NFP was based in part on a peer group of companies. The companies in the peer group were selected by the Committee, based upon recommendations by NFP, because they were of a similar size to the Company in revenues and market capitalization, generated comparable returns on assets, equity and capital and had comparable primary operations in at least one of the same business segments as the Company. In determining competitive market levels for the elements of executive compensation, NFP used a combination of peer group proxy data and data from published compensation surveys.

The peer group companies used by NFP at the beginning of 2023 were:

DNOW, Inc.	MRC Global Inc.

GATX Corporation	NOV Inc.

Genesis Energy, L.P.	Oceaneering International, Inc.

Hub Group, Inc.	Ryder System, Inc.

Forward Air Corporation	Schneider National, Inc.

Knight-Swift Transportation Holdings Inc.	NuStar Energy L.P.

Matson, Inc.	Werner Enterprises, Inc.

Elements of Compensation

General

The Committee and management believe that the Company is a leader in the industries in which it operates and that its employees are frequently targeted by its competitors. Therefore, the Committee generally attempts to set compensation at levels to keep pace with inflation and the competitive employment market to avoid losing valuable employees. The Committee generally targets the middle range of the competitive market data for NEO pay levels as provided by its independent consultants. Individual pay levels may fall outside this range depending upon multiple factors, including individual performance, internal equity considerations, and differences in individual position scope between Kirby and peers.

38	KIRBY | 2024 PROXY STATEMENT

In support of our compensation strategy, NEO compensation includes the following primary components, which are described in greater detail in this section:

Objectives
Element	Description	Competitiveness	Performance Accountability	Shareholder Alignment
Base Salary	• Annual fixed cash compensation • Critical factor in attracting and retaining qualified talent	✓
Annual Incentives	• Annual variable cash award • Tied to achievement of key financial, operational, and strategic objectives	✓	✓	✓
Long-Term Incentives

•  Equity and cash awards vesting over multiple years:

– 40% Cash performance earned based upon EBITDA and Return on Total Capital performance over a three-year period

– 60% RSUs vesting in even annual installments over five years

•  Ties a majority of NEO compensation to sustained multi-year performance and creation of long-term value, and encourages meaningful equity ownership stakes

		✓	✓	✓

Salary

Based upon a review of NEO salaries during 2023, the Committee determined that NEO salaries fell within the middle range of the market data provided by NFP.

Annual Incentive Compensation (“AIP”)

The AIP is administered by the Committee and addresses annual incentive compensation for all AIP participants, including our NEOs. A copy of the AIP was filed as Exhibit 10.6 with the Company’s Annual Report on Form 10-K for the year ended December 31, 2022.

The AIP was amended in 2023 to add a return on capital metric to the short-term plan in order to support the Company’s strategy of improving returns in the short-term as well as in the longer term. A copy of the Amended and Restated 2023 AIP Guidelines was filed as Exhibit 10.1 in a Form 8-K filed on March 24, 2023.

For our NEOs, the Committee sets annual incentive compensation targets that deliver target total cash compensation in the middle range of our competitive market, with the potential for compensation above that range in return for superior performance. Annual incentive compensation constitutes a significant portion of direct cash compensation and can vary significantly from year to year depending on the Company’s achievement of the performance measures set forth in the AIP.

Changes for 2023

For 2023, we added return on capital as a component of the AIP calculation. In the AIP we measure our capital efficiency over the past year with goals that reflect our annual strategic and operating plan and expectations for the year. Return on capital is also a performance measure in our long-term incentive program, where it measures our sustained multi-year capital returns based upon our multi-year strategy and operating plan. The Committee felt it was important to have return on capital in both plans because of the importance of capital efficiency to our strategy.

KIRBY | 2024 PROXY STATEMENT	39

2023 Metrics

For 2023, AIP metrics split between financial and operating performance:

Category (Weight)	Metrics (Weight)

Financial Performance (80%) (1)	EBITDA (40%) EPS (30%) Return on total capital (10%)

Operating Performance (20%)	A basket of strategic and operating goals, including vessel uptime, labor utilization, safety performance, e-commerce growth, growth in ESG revenue, cost management, and working capital management

(1)	Threshold performance was generally defined as 80% of budget, and maximum performance was generally defined as 120% of budget.

For Mr. O’Neil, performance was based upon a blend of these results for corporate and for the KMT business unit.

Financial Performance Measure Definitions

EBITDA for the year is calculated by adding the following amounts shown in the Company’s audited financial statements:

(1)	net earnings attributable to Kirby;

(2)	depreciation and amortization;

(3)	interest expense; and

(4)	provision for taxes on income.

Earnings per share is diluted net earnings per share attributable to the Company’s common stockholders as shown in the Company’s Consolidated Statements of Earnings for 2023. Operating performance and ESG are based on the achievement of certain operating performance and ESG targets set for 2023.

Return on total capital for the year is calculated by dividing (i) net earnings attributable to Kirby plus provision for taxes on income plus interest expense by (ii) the average total equity plus long-term debt for the year.

Plan Administration for 2023

Target annual incentive compensation was established for each participant in the AIP. Actual payout for performance on each measure may vary from 0% to as much as 200% of the target opportunity attributable to that component. In no event will a bonus paid to any participant exceed 200% of the target bonus for that participant.

For 2023, the target and actual amounts for the EBITDA, earnings per share and return on total capital performance measures for the Company:

	TARGET	ACTUAL

EBITDA	$496 million	$557 million

Earnings per share	$2.84	$3.72

Return on total capital	6.7%	8.3%

40	KIRBY | 2024 PROXY STATEMENT

The table below summarizes target opportunity and calculated bonus by individual:

Name	Salary	Target AIP Opportunity (% of salary)	Target AIP Opportunity ($)	AIP Performance Factor	Actual AIP Payout

David W. Grzebinski	$1,034,250	115%	$1,189,388	172.4%	$2,050,504

Raj Kumar	543,250	70%	380,275	172.4%	$655,594

Christian G. O’Neil(1)	615,573	90%	554,016	153.1%	$848,198

Amy D. Husted	458,934	70%	321,254	172.4%	$553,842

Scott P. Miller	391,387	70%	273,971	172.4%	$472,326

Kim B. Clarke(2)	70,946	70%	49,662	172.4%	$85,617

(1)	Mr. O’Neil’s performance is based upon a blend of performance for corporate and the KMT business; therefore, his performance factor differed from the rest of our NEOs.

(2)	Ms. Clarke retired on March 1, 2023. Her AIP payout was prorated accordingly.

Before approving these payouts, the Committee considered individual performance for Mr. Grzebinski and, with Mr. Grzebinski’s input, the other NEOs. Based upon that evaluation, the Committee determined that no individual adjustments were warranted for 2023.

Long-Term Incentive Compensation

The Company maintains a long-term incentive compensation program for selected senior executives and key employees that is administered by the Committee. Awards under the long-term incentive compensation program are made under the Company’s 2005 Stock and Incentive Plan which allows the grant of incentive stock options, non-incentive stock options, restricted stock, RSUs, performance shares, and performance awards payable in stock, cash, or a combination thereof.

Typically, the primary long-term incentive compensation for executive officers is in the form of RSUs and cash performance awards.

The cash performance awards are based on the achievement of two equally weighted performance measures for the year, based on the budget for the year. The two performance measures were EBITDA and return on total capital cumulative performance over a three-year period from 2023 to 2025. The targets for 2023 were the same budgeted performance targets as those for the AIP, while the targets for 2024 and 2025 will be based on each respective year’s performance targets. Return on total capital for the year is calculated by dividing (i) net earnings attributable to Kirby plus provision for taxes on income plus interest expense by (ii) the average total equity plus long-term debt for the year.

Under the program, the elements of long-term incentive compensation to be awarded, as well as the executives selected to participate, are determined each year by the Committee. For 2023, the Committee determined that Messrs. Grzebinski, Kumar, and O’Neil would receive awards under the long-term incentive compensation program comprised of 60% RSUs and 40% cash performance awards, and Mr. Miller and Ms. Husted would receive 100% in the form of RSUs. Starting in 2024, the Committee determined that cash performance awards would make up 50% of long-term incentive value for Messrs. Grzebinski, Kumar and O’Neil.

KIRBY | 2024 PROXY STATEMENT	41

The target values of the awards, broken down by component, were as follows:

NAME	RSUs(1)	LONG-TERM PERFORMANCE AWARDS	TOTAL

David W. Grzebinski	$2,370,000	$1,580,000	$3,950,000

Raj Kumar	540,000	360,000	900,000

Christian G. O’Neil	960,000	640,000	1,600,000

Amy D. Husted	800,000	—	800,000

Scott P. Miller	600,000	—	600,000

(1)	No RSUs were awarded to Ms. Clarke given her retirement in 2023.

2021 – 2023 Cash Performance Payout

The table below summarizes goals and actual achievement for the 2021-2023 cash performance awards for Mr. Grzebinski and Mr. O’Neil:

NAME	THRESHOLD	TARGET	MAXIMUM	ACTUAL PAYOUT %	ACTUAL CASH PAYOUT

David W. Grzebinski	$275,800	$1,379,000	$2,758,000	131.3%	$1,810,627

Christian G. O’Neil	90,000	450,000	900,000	129.2%	581,400

Retirement Plans

Prior to 2022, the Company maintained two primary retirement plans in which the named executive officers were eligible to participate on the same basis as broad categories of employees — a Profit Sharing Plan and a 401(k) Plan. In January 2022, the Profit Sharing Plan funds and administration were transferred into the 401(k) Plan, but maintained as a separate source, and future contributions for the Profit Sharing Plan will be contributed by the Company to the 401(k) Plan on the same basis. All employees of the Company are eligible to participate in the 401(k) Plan, under which the Company matches employee contributions in an amount up to 3% of an employee’s base salary.

Mr. O’Neil and Ms. Husted are participants in one of the Company’s pension plans pursuant to the Company’s acquisition of Hollywood Marine in 1999. Effective December 31, 1999, the plan ceased to accrue additional benefits for former shore-side employees of Hollywood Marine. As of December 31, 2023, the present value of accumulated benefits was $10,786 for Mr. O’Neil and $24,366 for Ms. Husted. No other named executive officers were eligible to participate in the Company’s pension plans.

The Company maintains an unfunded, nonqualified Deferred Compensation Plan for Key Employees, which is designed primarily to provide additional benefits to eligible employees to restore benefits to which they would be entitled under the Company’s 401(k) Plan were it not for certain limits imposed by the Internal Revenue Code. The plan is designed to restore benefits for employees being compensated in excess of certain limits (base salary of $330,000 per annum for 2023). In 2023, the Committee approved contributions for each participant at the maximum amounts allowed by the Plan.

Perquisites and Personal Benefits

The only perquisites or other personal benefits that the Company provides to the named executive officers are an automobile allowance that is given to approximately 259 executive and management employees. Club memberships that are used for both business and personal purposes are provided to the CEO and divisional presidents and officers in sales where required for business. Perquisites could also include air travel that is considered personal income under Internal Revenue Service regulations for family members to attend business related and customer events. There was no air travel that qualified as personal use in 2023. The Committee believes the personal benefits are reasonable in amount and help the Company attract and retain key employees.

42	KIRBY | 2024 PROXY STATEMENT

Change of Control/Severance Payments

The Company entered into change of control agreements with Messrs. Grzebinski, Kumar, O’Neil and Miller and Mss. Husted and Clarke (which terminated upon her retirement). The terms of the change of control agreements for each such named executive officer were substantially similar except with regard to the multiplier to be used in calculating the portion of the cash payment associated with annualized base salary, which is 2.99 in the case of Mr. Grzebinski and 2.0 for Messrs. Kumar, O’Neil and Miller and Mss. Husted and Clarke, and the non-solicitation and noncompetition covenant periods, which is 36 months for Mr. Grzebinski and 24 months for Messrs. Kumar, O’Neil and Miller and Mss. Husted and Clarke. In the event of termination of employment in a change of control period which begins on the date the Company enters into a definitive written agreement that would result in a change of control if the transactions contemplated therein were consummated and ends on the second anniversary of the change of control, the severance payments to the covered executive officer would be the sum of the annualized base salary times the applicable multiplier, twice the applicable target annual bonus, prorated Profit Sharing based on the prior year, and 24 months of COBRA premiums for the Company’s medical, dental, vision, and prescription drug plans. Further, the covered executive officer will become fully vested in any outstanding equity award, the amount or vesting of which is to be determined based on the achievement of performance criteria, with the performance criteria deemed achieved at the greater of (a) target levels for the relevant performance period(s) or (b) actual performance as of the date immediately preceding the executive’s termination date. In 2023, the Committee amended the Change in Control Agreements with Messrs. Grzebinski, Kumar and O’Neil to clarify that they will also become fully vested in any cash performance award, the amount of which is to be determined based on the achievement of performance criteria, with the performance criteria deemed achieved at the greater of (a) target levels for the relevant performance period(s) or (b) actual performance as of the date immediately preceding the executive’s termination date. Such payment and accelerated vesting are conditioned upon execution of a release and waiver of claims against the Company along with traditional confidentiality, non-solicitation, noncompetition and non-disparagement restrictive covenants. The vesting of each equity award outstanding as of the covered executive officer’s termination date that is not a performance-based equity award will be determined by the terms of the applicable equity incentive plan and award agreement. The foregoing summary of the terms of the change of control agreements is qualified by reference to the copies of the agreements filed as Exhibits 10.1, 10.2, 10.3, and 10.4 to the Company’s Current Report on Form 8-K filed May 20, 2022.1

In connection with commencement of employment as previously reported in the Company’s Current Report on Form 8-K filed on October 4, 2021, Mr. Kumar was eligible to receive a cash payment equal to one year of his current base salary and the greater of the current year’s target bonus or actual bonus calculation in the event he were terminated within twenty-four months of his date of hire due to a change of control. His change of control agreement supersedes that arrangement.

Separate from the change of control agreements, the named executive officers are generally entitled to accelerated vesting of outstanding stock options, restricted stock, and RSUs upon a qualifying termination of employment following a change in control of the Company, and a right to receive a proportionate part of outstanding cash performance awards upon a change in control of the Company.

Additionally, in connection with her continued services through her retirement date of March 1, 2023, the Committee approved that Ms. Clarke would be entitled to receive a cash payment equivalent to the value of her unvested RSUs that terminated upon her retirement, her 2022 contribution under the Profit Sharing Plan, a lump sum amount for premiums for the Company’s medical, dental, vision, and prescription drug plans of approximately $17,030, and her 2022 contribution under the Deferred Compensation Plan for Key Employees upon her retirement and execution of a separation agreement with the Company. She has executed the separation agreement with the Company which includes customary restrictive covenants including a noncompete, and in exchange received the lump sum cash payment of $1,580,285. Effective upon her retirement, Ms. Clarke’s change of control agreement terminated. The value of the 2023 contributions under the Profit Sharing Plan and the Deferred Compensation Plan for Key Employees has not yet been calculated. Ms. Clarke received a prorated portion of 2023 AIP in the amount of $85,617.

Employment Agreements

The Company has no employment agreements with any of its executive officers but entered into the previously described incentive and retention award agreements for Messrs. Grzebinski and O’Neil, the previously described change of control

[1]

The change of control agreements for Mr. Miller and Ms. Clarke were not filed with the Securities and Exchange Commission because they were not material contracts at the time of execution, but the terms are substantively similar to those which were filed.

KIRBY | 2024 PROXY STATEMENT	43

agreements for Messrs. Grzebinski, Kumar, O’Neil and Miller and Mss. Husted and Clarke (which terminated upon her retirement), and the previously described arrangement with Ms. Clarke regarding her services through her retirement date.

Other Compensation Matters

Compensation Related Risk

With the assistance of NFP, the Committee undertook a review of the Company’s compensation policies and practices and concluded that the Company’s compensation programs do not encourage excessive risk taking and do not present risks that are reasonably likely to have a material adverse effect on the Company.

Tax Considerations

Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public companies for compensation over $1 million paid to the CEO and certain other highly compensated executive officers. Prior to the enactment of the Tax Cuts and Jobs Act (the “Tax Act”), certain performance-based compensation was exempt from the deduction limit. The Tax Act eliminated the exemption for performance-based compensation effective for tax years beginning after December 31, 2017. While the Committee takes tax deductibility into account, the Committee retains discretion to award compensation that it believes to be consistent with our executive compensation program, even if not tax deductible.

Clawback Policy

In October 2020, the Board adopted a clawback policy effective January 1, 2021, under which it will seek to recoup certain executive compensation in the event of a specified accounting restatement resulting in excess compensation paid to executive officers. In October 2023, the clawback policy was amended in order to comply with recent SEC rule changes and related NYSE listing standards with regard to erroneously awarded compensation. Under the policy, if a financial statement error results in excess compensation during the three most recently completed fiscal years, any such excess compensation that has not yet been paid shall be forfeited and any that has been paid shall be subject to repayment to the Company. The Company will attempt to recover such excess compensation by requiring cash reimbursement of compensation paid, offsetting excess compensation against any other compensation owed, forfeiture of any awards, or any other actions permitted by applicable law.

Timing of Compensation Decisions

The Committee generally makes executive compensation decisions in January of each year. RSUs approved to be granted at the regular January meeting of the Committee, which takes place several days before the Company’s public release of earnings information for the previous year, are granted on a specified date shortly after the earnings release, in which case the later date is considered the date of grant. RSUs are based upon a specific compensation target for each grantee and are determined by dividing the compensation target by the fair market value of one share of the Company’s stock on the date of grant. Base salary increases are reviewed by the Committee in its January meeting, approved in its April meeting of each year, and generally become effective July 1st of that year.

Stock Ownership Guidelines

The Board has established stock ownership guidelines for executive officers of the Company and its subsidiaries. Executive officers must be in compliance within five years after becoming an executive officer but are expected to accumulate the required number of shares ratably over the applicable five-year period. Under the guidelines, the CEO is required to own common stock of the Company having a value equal to five times base salary. For executive vice presidents of the Company and presidents of the Company’s business units, the requirement is three times base salary. For vice presidents of the Company, the requirement is two times base salary. As of December 31, 2023, all named executive officers then serving were in compliance with the stock ownership guidelines.

Hedging

The Company has adopted a policy prohibiting hedging the economic risk of ownership of Company stock. The policy, which applies to all transactions that establish protection against a decline in the market price of Company stock, provides that Company directors and employees, including named executive officers, may not (a) engage in short sales of Company stock, (b) pledge Company stock as collateral for a loan or hold Company stock in a margin account or (c) engage in transactions

44	KIRBY | 2024 PROXY STATEMENT

involving other financial instruments that are designed to, or have the effect of, hedging or protecting against any decline in the market value of any Company stock held, directly or indirectly, by such person. Hedging transactions include, but are not limited to, prepaid variable forward contracts, equity swaps, exchange funds, short sales and puts, calls, collars or similar options to buy or sell Company stock, but do not include the exercise of stock options granted by the Company.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The current members of the Compensation Committee are Messrs. Alario, Davis, Waterman and Williams. None of such persons is or has been an officer or employee of the Company or any of its subsidiaries. In 2023, no executive officer of the Company served on the board of directors or compensation committee of another entity, any of whose executive officers served on the Board or Compensation Committee of the Company.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board of Directors of the Company has reviewed and discussed with management the Compensation Discussion and Analysis in this Proxy Statement. Based on that review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Compensation Committee

Barry E. Davis, Chairman

Richard J. Alario

William M. Waterman

Shawn D. Williams

KIRBY | 2024 PROXY STATEMENT	45

COMPENSATION TABLES

Summary Compensation Table

NAME		SALARY	RSU AWARDS(1)	OPTION AWARDS(1)	NON-EQUITY INCENTIVE PLAN COMPENSATION(2)	ALL OTHER COMPENSATION(3)	TOTAL COMPENSATION

David W. Grzebinski	2023	$1,034,250	$2,370,192	$—	$3,861,131	$457,136	$7,722,709

President and Chief Executive Officer	2022	1,009,625	2,250,259	—	2,453,709	530,326	6,243,919
	2021	967,500	3,318,486	—	1,096,590	516,556	5,899,132

Raj Kumar(4)	2023	543,250	540,254	—	655,594	21,462	1,760,560

Executive Vice President and Chief Financial Officer	2022	515,000	480,077	—	563,461	52,683	1,611,221
	2021	45,455	1,064,832	—	—	241,998	1,352,285

Christian G. O’Neil	2023	615,573	960,050	—	1,429,598	163,659	3,168,880

President — Kirby Inland Marine, LP, Kirby Offshore Marine, LLC, San Jac Marine, LLC and Kirby Offshore Wind, LLC	2022	584,904	900,104	—	885,566	195,470	2,566,044
	2021	559,625	1,175,094	—	532,476	192,587	2,459,782

Amy D. Husted	2023	458,934	800,282	—	553,842	25,123	1,838,181

Vice President, General Counsel, and Secretary	2022	437,080	749,976	—	478,210	46,236	1,711,502
	2021	419,210	699,980	—	193,675	44,757	1,357,622

Scott P. Miller	2023	391,387	600,122	—	472,326	10,516	1,474,351

Vice President and Chief Information Officer	2022	361,375	524,950	—	395,380	29,284	1,310,989
	2021	340,000	510,138	—	157,080	27,548	1,034,766

Kim B. Clarke(5)	2023	98,159	—	—	85,617	1,602,348	1,786,124

Vice President and Chief Human Resources Officer	2022	406,315	688,329	—	444,549	48,146	1,587,339
	2021	389,702	657,850	—	180,043	46,558	1,274,153

(1)

The amounts included in the “RSU Awards” and “Option Awards” columns represent the grant date fair value related to RSUs and stock option grants to the named executive officers, computed in accordance with FASB ASC Topic 718. For a discussion of valuation assumptions, see Note 8, Stock Award Plans, in the Company’s consolidated financial statements included in the Annual Report on Form 10-K for the year ended December 31, 2023. The actual number of RSUs granted in 2023 is shown in the “Grants of Plan Based Awards During 2023” table.

(2)

Amounts include payments under the Company’s AIP and payments pursuant to cash performance awards. Both the AIP and the cash performance awards are described in more detail in the “Compensation Discussion and Analysis” on pages 33-44.

(3)

Amounts for 2023 include cash retention awards for Messrs. Grzebinski and O’Neil of $416,667 and $125,000, respectively, pursuant to their incentive and retention award agreements as discussed on page 35; an automobile allowance for Messrs. Grzebinski, Kumar and O’Neil and Mss. Husted and Clarke; 401(k) Plan match and group life insurance for Messrs. Grzebinski, Kumar, O’Neil and Miller and Mss. Husted and Clarke; a lump sum cash payment to Ms. Clarke of $1,597,316 upon her retirement from the Company on March 1, 2023, and as provided for in her separation agreement; as well as club memberships for Messrs. Grzebinski and O’Neil. The change in value of accumulated benefits under one of the Company’s pension plans was $1,397 for Mr. O’Neil and $2,910 for Ms. Husted for 2023. The Company’s contributions for 2023 under the Profit Sharing Plan and Deferred Compensation Plan for Key Employees, and any discretionary contributions under the 401(k) Plan, which would otherwise be included in this column, have not been determined as of the date of this Proxy Statement. Amounts for 2022 include cash retention awards for Messrs. Grzebinski and O’Neil of $416,667 and $125,000, respectively, pursuant to their incentive and retention award agreements as discussed on page 35; an automobile allowance for Messrs. Grzebinski, Kumar and O’Neil and Mss. Husted and Clarke; 401(k) Plan match and group life insurance for Messrs. Grzebinski, Kumar, O’Neil and Miller and Mss. Husted and Clarke; as well as club memberships for Messrs. Grzebinski and O’Neil. The change in value of accumulated benefits under one of the Company’s pension plans for Mr. O’Neil and Ms. Husted that would otherwise be included in this column was negative for 2022. For 2022, the Company’s contributions under the Profit Sharing Plan were $15,250 each to Messrs. Grzebinski, Kumar, O’Neil and Miller and Mss. Husted and Clarke. For 2022, the Company’s contributions under the Deferred Compensation Plan for Key Employees were as follows: $56,370 to Mr. Grzebinski, $16,800 to Mr. Kumar, $22,392 to Mr. O’Neil, $4,510 to Mr. Miller, $10,566 to Ms. Husted, and $8,105 to Ms. Clarke. For 2022, discretionary contributions under the 401(k) Plan were $4,127 to Mr. Grzebinski and $2,500 to Mr. Kumar. Amounts for 2021

46	KIRBY | 2024 PROXY STATEMENT

include cash retention awards for Messrs. Grzebinski and O’Neil of $416,667 and $125,000, respectively, pursuant to their incentive and retention award agreements as discussed on page 35; an automobile allowance for Messrs. Grzebinski, Kumar and O’Neil and Mss. Husted and Clarke; 401(k) plan match and group life insurance for Messrs. Grzebinski, O’Neil and Miller and Mss. Husted and Clarke; a one-time payment to Mr. Kumar of $238,875 which takes into account the cash bonus payment for 2021 from his former employer that he forfeited when joining the Company; as well as club memberships for Messrs. Grzebinski and O’Neil. The change in value of accumulated benefits under one of the Company’s pension plans for Mr. O’Neil and Ms. Husted that would otherwise be included in this column was negative for 2021. For 2021, the Company’s contributions under the Profit Sharing Plan were $14,500 each to Messrs. Grzebinski, O’Neil and Miller and Mss. Husted and Clarke and $2,273 to Mr. Kumar. For 2021, the Company’s contributions under the Deferred Compensation Plan for Key Employees were as follows: $54,200 to Mr. Grzebinski, $21,570 to Mr. O’Neil, $4,000 to Mr. Miller, $10,337 to Ms. Husted, and $7,976 to Ms. Clarke. For 2021, discretionary contributions under the 401(k) Plan were $3,840 to Mr. Grzebinski and $311 to Ms. Husted.

(4)	Mr. Kumar became an employee of the Company and was named Executive Vice President and Chief Financial Officer on November 29, 2021.

(5)	Ms. Clarke retired from the Company on March 1, 2023.

Grants of Plan Based Awards During 2023

		ESTIMATED FUTURE PAYMENTS UNDER NON-EQUITY INCENTIVE PLAN AWARDS(1)			STOCK AWARDS
NAME	GRANT DATE	THRESHOLD	TARGET	MAXIMUM	NUMBER OF RSU AWARDS(2)	FAIR VALUE OF RSU AWARDS(3)

David W. Grzebinski	01/30/23	$316,000	$1,580,000	$3,160,000

	02/01/23				32,860	$2,370,192

Raj Kumar	01/30/23	72,000	360,000	720,000

	02/01/23				7,490	540,254

Christian G. O’Neil	01/30/23	128,000	640,000	1,280,000

	02/01/23				13,310	960,050

Amy D. Husted	02/01/23				11,095	800,282

Scott P. Miller	02/01/23				8,320	600,122

NOTE: Given Ms. Clarke’s retirement in early 2023, no plan based awards were granted to her for 2023 as they are a form of long-term incentive compensation.

(1)

Amounts shown represent long-term cash performance awards made to the three of the five named executive officers in 2023 for the 2023-2025 performance period under the Company’s long-term incentive compensation program. The cash performance awards are based on a three-year performance period beginning January 1, 2023. The percentage of the target award paid at the end of the performance period will be based on the achievement by the Company on a cumulative basis for the three-year performance period of the objective levels of EBITDA and return on total capital established under the Company’s AIP. The threshold amount is payable if 80% of the performance target is achieved and the maximum amount is payable if 130% or more of the performance target is achieved; if less than 80% is achieved, there is no payment. For 2023, the first year of the performance period, the Company and its business groups achieved approximately 120% of the target payout based on the target performance measures (depending on the weighting for the different participants), but the actual payout to the participating executive officers cannot be determined until the remaining two years of the performance period are completed.

(2)

Represents the number of RSUs awarded in 2023 under the Company’s 2005 Stock and Incentive Plan. Each RSU represents a contingent right to receive cash or one share of common stock of the Company. The RSUs awarded on February 1, 2023, vest 20% on February 3rd of each year following the original grant date.

(3)

The grant date fair values are calculated based in accordance with FASB ASC Topic 718. For RSUs awarded, each unit is valued at the closing stock price of the Company’s common stock on the date of grant, resulting in a fair value of $72.13 per share on February 1, 2023.

KIRBY | 2024 PROXY STATEMENT	47

Outstanding Equity Awards at December 31, 2023

		OPTION AWARDS				STOCK AWARDS
NAME	GRANT DATE	NUMBER OF SECURITIES UNDERLYING UNEXERCISED OPTIONS EXERCISABLE	NUMBER OF SECURITIES UNDERLYING UNEXERCISED OPTIONS UNEXERCISABLE(1)	OPTION EXERCISE PRICE	OPTION EXPIRATION DATE	NUMBER OF RSUs THAT HAVE NOT VESTED(2)	MARKET VALUE OF RSUs THAT HAVE NOT VESTED(3)

David W. Grzebinski	02/22/18	26,358	—	$75.50	02/22/25	—	$—
	02/01/19	29,451	—	73.93	02/01/26	3,571	280,252

	01/31/20	34,152	—	73.29	01/31/27	7,526	590,640

	01/29/21	—	—	—	—	49,076	3,851,484

	01/28/22	—	—	—	—	27,280	2,140,934

	02/01/23	—	—	—	—	32,860	2,578,853

Raj Kumar	01/28/22	—	—	—	—	5,820	456,754

	02/01/23	—	—	—	—	7,490	587,815

Christian G. O’Neil	05/02/16	15,500	—	64.89	05/02/25	—	—
	02/22/18	10,698	—	75.50	02/22/25	—	—

	02/01/19	10,041	—	73.93	02/01/26	1,218	95,589

	01/31/20	11,145	—	73.29	01/31/27	2,456	192,747

	01/29/21	—	—	—	—	17,830	1,399,298

	01/28/22	—	—	—	—	10,912	856,374

	02/01/23	—	—	—	—	13,310	1,044,569

Amy D. Husted	02/22/18	5,706	—	75.50	02/22/25	—	—
	02/01/19	10,413	—	73.93	02/01/26	1,263	99,120

	01/31/20	8,667	—	73.29	01/31/27	2,866	224,924

	01/29/21	—	—	—	—	8,274	649,344

	01/28/22	—	—	—	—	9,092	713,540

	02/01/23	—	—	—	—	11,095	870,736

Scott P. Miller	04/08/19	—	—	—	—	803	63,019

	05/03/19	6,705	—	84.90	05/03/26	803	63,019

	01/31/20	—	—	—	—	2,088	163,866

	01/29/21	—	—	—	—	6,030	473,234

	01/28/22	—	—	—	—	6,364	499,447

	02/01/23	—	—	—	—	8,320	652,954

NOTE: All unvested RSUs then held by Ms. Clarke were forfeited upon her retirement. Ms. Clarke also held 23,204 unexercised stock options that were unexercisable 30 days after her retirement as they were not in-the-money. The unexercised stock options were forfeited.

(1)

Stock options become exercisable one-third after one year, two-thirds after two years and are fully exercisable after three years from the original grant dates, except for the stock options granted to Mr. O’Neil on May 2, 2016, which became exercisable on May 2, 2021.

(2)

RSUs vest 20% on January 24th of each year following the original grant dates, except for: RSUs awarded on January 28, 2022 and February 1, 2023 to Messrs. Grzebinski, Kumar, O’Neil and Miller and Ms. Husted which vest 20% on February 3rd of each year following the original grant date; 24,626 RSUs awarded to Mr. Grzebinski and 9,850 RSUs awarded to Mr. O’Neil on January 29, 2021, pursuant to their respective incentive and retention award agreements, which cliff vested 100% on January 24, 2024.

(3)	The market value of the RSUs that had not vested as of December 31, 2023, is calculated using the closing price of the Company’s common stock on December 29, 2023, which was $78.48 per share.

48	KIRBY | 2024 PROXY STATEMENT

Option Exercises and Restricted Stock Units Vested During 2023

	OPTION AWARDS		RSU AWARDS
NAME	NUMBER OF SHARES ACQUIRED ON EXERCISE	VALUE REALIZED ON EXERCISE	NUMBER OF SHARES ACQUIRED ON VESTING	VALUE REALIZED ON VESTING(1)

David W. Grzebinski	61,869	$846,418	25,568	$1,716,909

Raj Kumar	—	—	10,633	778,997

Christian G. O’Neil	15,936	178,177	9,159	617,683

Amy D. Husted	9,997	146,700	8,434	566,566

Scott P. Miller	6,315	60,113	6,251	421,498

Kim B. Clarke	—	—	5,833	377,220

(1)	Based on the closing price of the Company’s common stock on the date of vesting.

Nonqualified Deferred Compensation During 2023

NAME	REGISTRANT CONTRIBUTIONS IN LAST FISCAL YEAR(1)	AGGREGATE EARNINGS IN LAST FISCAL YEAR(2)	AGGREGATE BALANCE AT LAST FISCAL YEAR END

David W. Grzebinski	$—	$139,757	$900,094

Raj Kumar	—	818	17,618

Christian G. O’Neil	—	22,962	157,761

Amy D. Husted	—	5,863	54,471

Scott P. Miller	—	1,406	13,120

Kim B. Clarke	—	2,650	—

(1)

The Company has an unfunded, nonqualified Deferred Compensation Plan for Key Employees which was adopted effective January 1, 1992. The Plan is designed primarily to provide additional benefits to eligible employees to restore benefits to which they would be entitled under the Profit Sharing Plan and 401(k) Plan were it not for certain limits imposed by the Internal Revenue Code. The benefits under the Deferred Compensation Plan are designed to restore benefits for employees with base salary in excess of a certain level (base salary of $330,000 for 2023). Contributions for 2023, which would otherwise be included in this column, have not been determined as of the date of this Proxy Statement. For 2022, the Company’s contributions under the Deferred Compensation Plan for Key Employees were as follows: $56,370 to Mr. Grzebinski, $16,800 to Mr. Kumar, $22,392 to Mr. O’Neil, $4,510 to Mr. Miller, $10,566 to Ms. Husted, and $8,105 to Ms. Clarke.

(2)

After the Company’s Profit Sharing Plan and administration were transferred into the Company’s 401(k) Plan in January 2022, the Deferred Compensation Plan for Key Employees was amended on April 1, 2022, to allow earnings (or losses) on deferred compensation for eligible employees under the Deferred Compensation Plan for Key Employees to be determined based on the eligible employees’ investment units or shares of the investment options made available by the administrator in the proportions selected by the employee in accordance with procedures established by the administrator.

KIRBY | 2024 PROXY STATEMENT	49

Equity Compensation Plan Information as of December 31, 2023

PLAN CATEGORY	NUMBER OF SECURITIES TO BE ISSUED UPON EXERCISE OF OUTSTANDING OPTIONS	WEIGHTED- AVERAGE EXERCISE PRICE OF OUTSTANDING OPTIONS	NUMBER OF SECURITIES REMAINING AVAILABLE FOR FUTURE ISSUANCE UNDER EQUITY COMPENSATION PLANS (EXCLUDING SECURITIES REFLECTED IN FIRST COLUMN)

Equity compensation plans approved by stockholders	255,245	$74.00	2,045,694

Equity compensation plans not approved by stockholders(1)	30,345	$90.57	369,360

Total	285,590	$75.76	2,415,054

(1)

The only plan included in the table that was adopted without stockholder approval was the 2000 Nonemployee Director Stock Plan, the material features of which are summarized under “BOARD OF DIRECTORS — Director Compensation.” Subsequent increases in the number of shares that may be issued under that plan were approved by the stockholders in 2008, 2012, and 2021.

Potential Payments Upon Termination or Change in Control

The Company’s 2005 Stock and Incentive Plan provides for accelerated vesting of stock options, restricted stock and RSUs upon a change in control of the Company and a qualifying termination of employment in connection with or within 18 months after the change in control. A qualifying termination is a termination by the Company without “Cause” or a termination by the employee with “Good reason.” “Good reason” is defined in the 2005 Stock and Incentive Plan as either (i) a material adverse change in duties and responsibilities; (ii) a material reduction in base salary or bonus opportunity; or (iii) relocation of the primary workplace by more than 35 miles, each as compared to that in effect immediately prior to the change in control. If a change in control and qualifying termination of employment were to have occurred on December 31, 2023, all of the named executive officers’ outstanding options to acquire Company common stock would have become immediately exercisable and all of the RSUs granted to the named executive officers would have also immediately vested. None of the named executive officers held unexercisable options to purchase shares of common stock that were in-the-money as of December 31, 2023. The value of the RSUs in the table below for each officer is based on the Company’s closing market price of $78.48 per share on December 31, 2023.

The Company entered into the previously described change of control agreements with Messrs. Grzebinski, Kumar, O’Neil and Miller and Mss. Husted and Clarke which provide for a payment in the event of termination of employment in a change of control period which begins on the date the Company enters into a definitive written agreement that would result in a change of control if the transactions contemplated therein were consummated and ends on the second anniversary of the change of control, which is equal to the sum of the annualized base salary times the applicable multiplier, twice the applicable target annual bonus, prorated Profit Sharing based on the prior year, and 24 months of COBRA premiums for the Company’s medical, dental, vision, and prescription drug plans. Further, the covered executive officer will become fully vested in any outstanding equity award the amount or vesting of which is to be determined based on the achievement of performance criteria, with the performance criteria deemed achieved at the greater of (a) target levels for the relevant performance period(s) or (b) actual performance as of the date immediately preceding the executive’s termination date. In 2023, the Compensation Committee amended the Change in Control Agreements with Messrs. Grzebinski, Kumar and O’Neil to clarify that they will also become fully vested in any cash performance award, the amount of which is to be determined based on the achievement of performance criteria, with the performance criteria deemed achieved at the greater of (a) target levels for the relevant performance period(s) or (b) actual performance as of the date immediately preceding the executive’s termination date, which is consistent with the Company’s prior treatment and presentation of such potential payments. Such payment and accelerated vesting are conditioned upon execution of a release and waiver of claims against the Company along with traditional confidentiality, non-solicitation, noncompetition and non-disparagement restrictive covenants.

The Company is not aware of any arrangements that would result in a change in control of the Company at a subsequent date.

50	KIRBY | 2024 PROXY STATEMENT

With the exception of Ms. Clarke, no named executive officer has or had an arrangement that would have triggered a payment based upon termination not associated with a change of control. For Ms. Clarke, in connection with her continued services through her retirement date of March 1, 2023, the Compensation Committee approved a cash payment equivalent to the value of her unvested RSUs (which terminated upon her retirement), her 2022 contribution under the Profit Sharing Plan, a lump sum amount for premiums for the Company’s medical, dental, vision, and prescription drug plans of approximately $17,030, and her 2022 contribution under the Deferred Compensation Plan for Key Employees upon her retirement and execution of a separation agreement with the Company. She has executed the separation agreement, which includes customary restrictive covenants including a noncompete, and in exchange received the lump sum cash payment of $1,580,285. The value of the 2023 contributions under the Profit Sharing Plan and the Deferred Compensation Plan for Key Employees has not yet been calculated.

The following table shows potential payments to the below named executive officers in the event of termination of employment under their existing change of control agreements if a change in control had occurred on December 31, 2023:

	LUMP SUM CASH PAYMENT
NAME	ANNUALIZED BASE SALARY TIMES APPLICBLE MULTIPLIER(1)	TWICE APPLICABLE TARGET ANNUAL BONUS(2)	PRORATED PROFIT SHARING PLAN CONTRIBUTION BASED ON PRIOR YEAR(3)	PRORATED DEFERRED COMPENSATION PLAN FOR KEY EMPLOYEES CONTRIBUTION BASED ON PRIOR YEAR(4)	24 MONTHS COBRA PREMIUMS FOR MEDICAL, DENTAL AND VISION PLANS	RSU VESTING(5)	LONG-TERM PERFORMANCE AWARDS(6)	TOTAL
David W. Grzebinski	$3,092,408	$2,378,775	$15,250	$56,370	$47,658	$9,442,164	$3,847,740	$18,880,365
Raj Kumar	1,113,000	779,100	15,250	16,800	15,993	1,044,569	848,440	3,833,152
Christian G. O’Neil	1,261,174	1,135,057	15,250	22,392	47,739	3,588,576	1,538,880	7,609,068
Amy D. Husted	940,256	658,179	15,250	10,566	47,739	2,557,663	—	4,229,653
Scott P. Miller	820,050	574,035	15,250	4,510	47,739	1,915,540	—	3,377,124

(1)	Base salary at December 31, 2023 times 2.99 for Mr. Grzebinski and times 2.0 for Messrs. Kumar, O’Neil and Miller and Ms. Husted.

(2)	Applicable target annual bonus of 115% for Mr. Grzebinski, 90% for Mr. O’Neil and 70% for Messrs. Kumar and Miller and Ms. Husted, each times 2.0.

(3)	Reflects contributions for 2022 under the Profit Sharing Plan.

(4)	Reflects contributions for 2022 under the Deferred Compensation Plan for Key Employees.

(5)

Reflects the aggregate value of unvested RSUs (based on the closing stock price of $78.48 at December 31, 2023) that would have been converted to shares and have become fully vested: 120,313 RSUs for Mr. Grzebinski; 13,310 RSUs for Mr. Kumar; 45,726 RSUs for Mr. O’Neil; 32,590 RSUs for Ms. Husted; and 24,408 RSUs for Mr. Miller.

(6)

Reflects calculated payments for previously granted cash performance awards that would be accelerated under the executive’s change of control agreement, based on the performance criteria deemed achieved at the greater of (a) target levels for the relevant performance period(s) or (b) actual performance as of the date immediately preceding December 31, 2023.

KIRBY | 2024 PROXY STATEMENT	51

BENEFICIAL OWNERSHIP OF

COMMON STOCK

Beneficial Ownership of Directors and Executive Officers

The following table shows the number of shares of common stock beneficially owned by each director, each below named executive officer listed in the Summary Compensation Table, and by the directors and executive officers of the Company as a group as of February 28, 2024. Under rules of the SEC, “beneficial ownership” is deemed to include shares for which the individual, directly or indirectly, has or shares voting or investment power, whether or not they are held for the individual’s benefit. Except as otherwise indicated, the persons named have sole voting and investment power over the shares shown.

	SHARES OF COMMON STOCK BENEFICIALLY OWNED ON FEBRUARY 28, 2024
	DIRECT(1)	INDIRECT		RIGHT TO ACQUIRE(2)	TOTAL	PERCENT OF COMMON STOCK(3)

DIRECTORS

Anne-Marie N. Ainsworth	25,137	—		—	25,137

Richard J. Alario	25,313	—		6,000	31,313

Tanya S. Beder	14,170	—		—	14,170

Barry E. Davis	31,972	10,000	(5)	8,480	50,452

Rocky B. Dewbre	4,846	—		3,865	8,711

Susan W. Dio	3,464	—		—	3,464

David W. Grzebinski(4)	66,399	—		89,961	156,360

Joseph H. Pyne	112,465	6,250	(6)	21,396	140,111

Richard R. Stewart	21,660	—		6,000	27,660

William M. Waterman	85,398	82,249	(7)	6,000	173,647

Shawn D. Williams	8,533	—		—	8,533

NAMED EXECUTIVES

Raj Kumar	5,617	—		—	5,617

Christian G. O’Neil	21,568	—		47,384	68,952

Amy D. Husted	13,813	200	(8)	24,786	38,799

Scott P. Miller	1,000	—		6,705	7,705

Directors and Executive Officers as a group (20 in number)	486,255	98,699		239,348	824,302	1.4%

NOTE: The above table does not include Ms. Clarke as she retired from the Company on March 1, 2023.

(1)

Shares owned as of February 28, 2024, and held individually or jointly with others, or in the name of a bank, broker or nominee for the individual’s account. Also includes any shares held under the Company’s 401(k) Plan.

(2)	Shares with respect to which a director or executive officer has the right to acquire beneficial ownership within 60 days after February 28, 2024.

(3)	No percent of class is shown for holdings of less than 1%.

52	KIRBY | 2024 PROXY STATEMENT

(4)	Mr. Grzebinski is both a director and a named executive officer.

(5)	Shares are held by a family limited partnership of which Mr. Davis is the general partner. Mr. Davis disclaims beneficial ownership of the partnership shares.

(6)	Shares are held by a trust for the benefit of Mr. Pyne’s daughter.

(7)	Shares are held by a trust for the benefit of Mr. Waterman’s wife and adult children. Mr. Waterman’s wife is a trustee of the trust. Mr. Waterman disclaims beneficial ownership of the trust shares.

(8)	Shares owned by Ms. Husted’s husband. Ms. Husted disclaims beneficial ownership of the shares.

Principal Stockholders

The following table and notes set forth information as of the dates indicated concerning persons known to the Company to be the beneficial owner of more than 5% of the Company’s outstanding common stock, based on filings with the SEC:

NAME AND ADDRESS	NUMBER OF SHARES BENEFICIALLY OWNED		PERCENT OF CLASS(1)
The Vanguard Group 100 Vanguard Blvd. Malvern, PA 19355	6,097,723	(2)	10.4%
BlackRock Inc. 50 Hudson Yards New York, NY 10001	5,057,639	(3)	8.6%
Morgan Stanley 1585 Broadway New York, NY 10036	4,044,933	(4)	6.9%
Neuberger Berman Group LLC 1290 Avenue of the Americas New York, NY 10104	3,531,182	(5)	6.0%

(1)	Based on the Company’s outstanding shares of common stock on February 28, 2024.

(2)	Based on Schedule 13G/A, dated February 13, 2024, filed by The Vanguard Group with the SEC.

(3)	Based on Schedule 13G/A, dated January 25, 2024, filed by BlackRock, Inc. with the SEC.

(4)	Based on Schedule 13G/A, dated February 8, 2024, filed by Morgan Stanley with the SEC.

(5)	Based on Schedule 13G, dated February 13, 2024, filed by Neuberger Berman Group LLC with the SEC.

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act of 1934 requires the Company’s directors, executive officers and holders of more than 10% of the Company’s common stock to file with the SEC initial reports of beneficial ownership of the Company’s common stock and other equity securities on a Form 3 and reports of changes in such ownership on a Form 4 or Form 5.

Based solely on a review of the reports filed in 2023 and related written representations that no other reports were required, the Company believes all Section 16(a) reports were filed on a timely basis in 2023, except that a late Form 4 was filed on March 28, 2023 covering a stock sale of 3,000 shares by Mr. Grzebinski on March 1, 2023, a late Form 4 was filed on September 5, 2023 covering a stock sale of 3,500 shares by Mr. Stewart on August 30, 2023, and a Form 5 was filed on January 17, 2024 covering a stock sale of 3,000 shares by Mr. Kumar on March 3, 2023. The forms that were filed late were due to administrative errors.

KIRBY | 2024 PROXY STATEMENT	53

CEO PAY RATIO
As required by SEC regulation, we are providing the following information about the relationship of the annual total compensation of our median employee and the annual total compensation of our CEO.
For 2023, our last completed fiscal year, the median of the annual total compensation of all employees of the Company and its KMT and D&S segments (other than our CEO and other than as explained below) was $92,243, and the annual total compensation of our CEO was $7,722,709.
Based on this information, for 2023 the ratio of the annual total compensation of our CEO to the median of the annual total compensation of all employees was 84:1.
To determine the median of the annual total compensation of all employees of the Company and its KMT and D&S segments (other than our CEO), we identified our total employee population as of December 31, 2023, which consisted of approximately 5,200 employees excluding a de minimis number of
non-U.S.
employees.
To identify the median employee, we conducted a full analysis of this employee population, without the use of statistical sampling. We determined our median employee using “total compensation” for the full year 2023. “Total compensation” consisted of gross wages to include base wages, incentives, paid time off, overtime, and perquisites. We annualized gross wages for employees who were not employed for the full year in 2023. We then calculated the annual total compensation of the median employee using the same methodology used in calculating the annual total compensation of the CEO.
PAY VERSUS PERFORMANCE
As discussed in the CD&A above, the Compensation Committee has designed the Company’s executive compensation program to align a substantial portion of total compensation to motivating consistent performance over time in achievement of the Company’s strategic, operational, and financial objectives that result in increased profitability and stockholder returns. The following table sets forth additional compensation information for its named executive officers (“NEOs”), calculated in accordance with SEC regulations, for 2023, 2022, 2021 and 2020.

						Value of Initial Fixed $100 Investment as of January 1, 2020 Based On:
							(In thousands)
Year	Summary Compensation Table Total For CEO (1)	Compensation Actually Paid to CEO (2)(3)	Average Summary Compensation Table Total for Non-CEO NEOs (4)	Average Compensation Actually Paid to Non-CEO NEOs (2)(4)(5)	Total Stockholder Return	Peer Group Total Stockholder Return (6)	Net Income (Loss)	Adjusted EBITDA (7)

2023	$7,722,709	$9,257,534	$2,005,619	$2,030,002	$87.66	$154.31	$222,905	$557,319

2022	6,243,919	6,766,826	1,869,027	1,987,378	71.88	127.96	122,761	410,536

2021	5,899,132	6,887,446	1,833,167	2,183,344	66.37	155.22	(246,771)	306,116

2020	4,278,144	1,175,076	1,402,759	(70,165)	57.89	116.52	(271,592)	359,629

(1)
The dollar amounts reported are the amounts of total compensation reported for the Company’s CEO, Mr. Grzebinski, in the Summary Compensation Tables for 2023, 2022, 2021 and 2020. Mr. Grzebinski served as CEO for each of the years presented.

(2)
The dollar amounts reported represent the amount of “compensation actually paid”, as computed in accordance with SEC rules. The dollar amounts do not reflect the actual amounts of compensation paid to the Company’s CEO or other NEOs during the applicable year, as they also include (i) the year-end
value of equity awards granted during the reported year and (ii) the change in the value of equity awards that were unvested at the end of the prior year, measured through the date the awards vested or were forfeited, or through the end of the reported fiscal year.

54	KIRBY | 2024 PROXY STATEMENT

(3)
To calculate Compensation Actually Paid to the Company’s CEO, the grant date fair value of the equity awards to the Company’s CEO, as reported in the “Stock Awards” column in the Summary Compensation Table for each applicable year, were deducted from the CEO’s “Total” compensation as reported in the Summary Compensation Table, and the following equity award adjustments were added to or deducted from (as applicable) the balance: 2023 - $3,905,017, 2022 - $2,773,165, 2021 - $4,306,800, and 2020 - $(1,034,588). The equity award adjustments represent the year-over-year change in the fair value of equity awards to the Company’s CEO.

(4)
For 2020, Mr. William Harvey, former Executive Vice President and Chief Financial Officer, Mr. Joseph Reniers, former President - Kirby Distribution and Services, Inc., Mr. O’Neil and Ms. Husted are included as non-CEO
NEOs. For 2021, Messrs. Kumar, O’Neil, Harvey, and Reniers and Ms. Husted are included as non-CEO
NEOs. For 2022, Messrs. Kumar and O’Neil and Mss. Husted and Clarke are included as non-CEO
NEOs. For 2023, Messrs. Kumar, O’Neil and Miller and Mss. Husted and Clarke are included as non-CEO
NEOs.

(5)
To calculate Average Compensation Actually Paid to the Company’s
non-CEO
NEOs, the average of the grant date fair value of the equity awards to the Company’s NEOs (other than the CEO), as reported in the “Stock Awards” column in the Summary Compensation Table for each applicable year, were deducted from the average of the “Total” compensation of the Company’s non-CEO
NEOs as reported in the Summary Compensation Table, and the following equity award adjustments were added to or deducted from (as applicable) the balance: 2023 - $604,525, 2022 - $822,973, 2021 - $1,332,309, and 2020 - $(761,423). The equity award adjustments represent the average of the year-over-year change in the fair value of equity awards to the Company’s NEOs (other than the CEO).

(6)
Reflects cumulative total shareholder return of the Dow Jones US Transportation Average index (“DJTA”), as of December 31, 2023. The DJTA is the peer group used by the Company for purposes of Item 201(e) of Regulation
S-K
under the Exchange Act in the Company’s Annual Report on Form
10-K
for the year ended December 31, 2023. The DJTA has been selected by the Company as its peer group based on its inclusion in that index. The DJTA is a price-weighted average of twenty transportation stocks traded in the United States. The index includes railroads, airlines, trucking, marine transportation, delivery services, and logistics companies. While the Company believes the index is useful for providing insight into the state of the U.S. economy, the index does not include the Company’s primary competitors in the KMT segment who are largely private companies. In addition, the Company derived 44% of its revenues in 2023 from its D&S segment whose operations are not typical of other members of the index. Therefore, stock performance of the DJTA may not correlate to the Company’s stock performance due to the inherent variations in operations between those of the Company and the other members of the index.

(7)
Adjusted EBITDA for 2020 excludes $553.3 million related to impairment of long-lived assets, impairment of goodwill, and inventory write-downs. Pursuant to its authority to interpret the AIP guidelines to assure that awards are consistent with the AIP’s purposes and the Company’s interests, the Committee approved the exclusion of those items in determining the annual incentive compensation payouts for all participants, as the Compensation Committee determined that those exclusions were appropriate given the Compensation Committee’s opinion that the impairments and other charges were primarily due to the impact of the
COVID-19
pandemic. The Committee also took into account the effects of the Company to protect its employees and continue operations despite the challenges of the
COVID-19
pandemic, with minimal disruptions, including by moving many of its shoreside employees to remote operations. Adjusted EBITDA for 2021 excludes $340.7 million related to impairment of long-lived assets and impairment of goodwill. For 2021, the Compensation Committee determined that this exclusion was appropriate given the Compensation Committee’s opinion that the impairment was primarily due to the impact of the strategic decision to sell the Hawaii assets and retire wire assets, which will benefit the Company long-term. For compensation payout purposes, no adjustments were made to return on total capital, EBITDA, or earnings per share for 2022 and 2023. Please refer to Appendix B for a reconciliation to the most directly comparable GAAP financial measures.

The list of items below identifies the three most important financial performance measures used by the Company’s Compensation Committee to link the “compensation actually paid” to the Company’s CEO and other NEOs in 2023, calculated in accordance with SEC regulations, to Company performance. The role of each of these performance measures on NEO compensation is discussed in the Compensation Discussion and Analysis section beginning on page 33.

Financial Performance Measures
EBITDA
Return on Total Capital
Earnings per Share

KIRBY | 2024 PROXY STATEMENT	55

The following charts reflect that the Compensation Actually Paid over the four-year period ended December 31, 2023 aligns to trends in the Company’s TSR, net income (loss) and adjusted EBITDA results over the same period.

56	KIRBY | 2024 PROXY STATEMENT

Increases in the fair value of the Company’s stock, payments to Messrs. Grzebinski, O’Neil, and Reniers under their respective incentive and retention award agreements entered into in early 2021, and payments to Mr. Kumar in connection with commencement of his employment with the Company primarily contributed to increases in compensation actually paid for both the CEO and the
No
n-C
EO
NEOs in 2021, 2022 and 2023 when compared to 2020. In 2020, the stock price was negatively impacted as business levels decreased due to the COVID-19 pandemic.

KIRBY | 2024 PROXY STATEMENT	57

OTHER BUSINESS

The Board knows of no other business to be brought before the Annual Meeting. However, if any other matters are properly presented, it is the intention of the persons named in the accompanying proxy to take such action as in their judgment is in the best interest of the Company and its stockholders.

STOCKHOLDER PROPOSALS FOR 2025 ANNUAL MEETING

Under SEC regulations, stockholder proposals must be received by the Company at its principal executive offices no later than November 12, 2024 to be included in the Company’s proxy statement and form of proxy for the 2025 Annual Meeting of Stockholders. All proposals must comply with Rule 14a-8 under the Securities Exchange Act of 1934.

Under the Company’s Bylaws, written notice (containing the information required by the Bylaws) of any stockholder proposal (including director nominations) for action at an annual meeting of stockholders (whether or not proposed for inclusion in the Company’s proxy materials) must be received by the Company at its principal executive offices not less than 90 days, or January 26, 2025, nor more than 120 days, or December 27, 2024, prior to the anniversary date of the prior year’s annual meeting of stockholders and must be a proper subject for stockholder action.

58	KIRBY | 2024 PROXY STATEMENT

SOLICITATION OF PROXIES

The Proxy Card

Your shares will be voted as specified on the enclosed proxy card. If a proxy is signed without choices specified, those shares will be voted for the election of the Class II directors named in this Proxy Statement, for the ratification of the Audit Committee’s selection of KPMG LLP as the Company’s independent registered public accounting firm for 2024, for the approval on an advisory basis of executive compensation and at the discretion of the proxies on any other matters.

You are encouraged to complete, sign and return the proxy card or vote your shares via the phone or internet even if you expect to attend the meeting. If you sign a proxy card and deliver it to us, but then want to change your vote, you may revoke your proxy at any time prior to the Annual Meeting by sending us a written revocation or a new proxy, or by attending the Annual Meeting and voting your shares in person.

Cost of Soliciting Proxies

The solicitation of proxies is made by the Company on behalf of its Board of Directors and the cost of soliciting proxies will be paid by the Company. The Company has retained Georgeson LLC to solicit proxies at an estimated cost of $11,500, plus out-of-pocket expenses. Employees of the Company may also solicit proxies, for which the expense would be nominal and borne by the Company. Solicitation may be by mail, facsimile, electronic mail, telephone or personal interview.

VOTING

Stockholders Entitled to Vote

Stockholders of record at the close of business on February 28, 2024 will be entitled to notice of, and to vote at, the Annual Meeting. As of the close of business on February 28, 2024, the Company had approximately 58,471,000 outstanding shares of common stock. Each share of common stock is entitled to one vote on each matter to come before the meeting.

Quorum and Votes Necessary to Adopt Proposals

In order to transact business at the Annual Meeting, a quorum consisting of a majority of all outstanding shares entitled to vote must be present. Abstentions and proxies returned by brokerage firms for which no voting instructions have been received from their beneficial owners will be counted for the purpose of determining whether a quorum is present. A majority of the votes cast (not counting abstentions and broker nonvotes) is required for the election of directors (Proposal 1). A majority of the outstanding shares entitled to vote that are represented at the meeting via attendance or by proxy is required for the ratification of the selection of KPMG LLP as the Company’s independent registered public accounting firm for 2024 (Proposal 2). Proposal 3 is a non-binding advisory vote on matters related to executive compensation and therefore there is no voting standard for that proposal, since the voting results will be informational only.

Please note that if your shares are held in the name of a brokerage firm on your behalf, your broker may not vote your shares on the election of directors or the matters related to executive compensation without voting instructions from you.

KIRBY | 2024 PROXY STATEMENT	59

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON APRIL 26, 2024

This Proxy Statement and the Company’s 2023 Annual Report, which includes the Annual Report on Form 10-K filed with the SEC, are available electronically at www.proxydocs.com/KEX and the Company’s website at www.kirbycorp.com in the Investor Relations section under Financials.

The following proposals will be considered at the meeting:

Proposal 1	Election of three Class II directors

Proposal 2	Ratification of the selection of KPMG LLP as the Company’s independent registered public accounting firm for 2024

Proposal 3	Advisory vote on the approval of the compensation of the Company’s named executive officers

The Board of Directors of the Company unanimously recommends that you vote “FOR” the Board’s nominees for director, “FOR” the selection of KPMG LLP as our independent registered public accounting firm for 2024 and “FOR” approval of our executive compensation.

BY ORDER OF THE BOARD OF DIRECTORS

Amy D. Husted

Vice President, General Counsel and Secretary

March 8, 2024

Houston, Texas

KIRBY | 2024 PROXY STATEMENT	A- 1

APPENDIX A

Reconciliation of GAAP to Non-GAAP Financial Measures Excluding One-Time Items

(unaudited, $ in millions except per share amounts)

	FULL YEAR 2023

	OPERATING INCOME	EARNINGS BEFORE TAX	NET EARNINGS ATTR. KIRBY	DILUTED EARNINGS PER SHARE

GAAP Operating income and net income	$335.1	$294.1	$222.9	$3.72

One-time items:

Strategic review and shareholder engagement	3.0	3.0	2.4	0.04

IRS refund interest income	—	(2.7)	(2.2)	(0.04)

Operating income and earnings, excluding one-time items(1)	$338.1	$294.4	$223.1	$3.72

	FULL YEAR 2022

	OPERATING INCOME	EARNINGS BEFORE TAX	NET EARNINGS ATTR. KIRBY	DILUTED EARNINGS PER SHARE

GAAP Operating income and net income	$192.9	$165.0	$122.3	$2.03

One-time items:

Severance expense	4.8	4.8	3.7	0.06

Strategic alternatives review	0.9	0.9	0.6	0.01

Operating income and earnings, excluding one-time items(1)	$198.6	$170.7	$126.6	$2.10

	FULL YEAR 2021

	OPERATING INCOME (LOSS)	EARNINGS (LOSS) BEFORE TAX	NET EARNINGS (LOSS) ATTR. KIRBY	DILUTED EARNINGS (LOSS) PER SHARE

GAAP Operating loss and net loss	$(258.1)	$(290.6)	$(247.0)	$(4.11)

One-time items:

Impairments and other charges	340.7	340.7	275.0	4.58

Louisiana tax law change	—	—	5.7	0.09

Operating income and earnings, excluding one-time items(1)	$82.6	$50.1	$33.7	$0.56

(1)

Kirby uses certain non-GAAP financial measures to review performance excluding certain one-time items including: operating income, excluding one-time items; earnings before taxes on income, excluding one-time items; net earnings attributable to Kirby, excluding one-time items; and diluted earnings per share, excluding one-time items. Management believes that the exclusion of certain one-time items from these financial measures enables it and investors to assess and understand operating performance, especially when comparing those results with previous and subsequent periods or forecasting performance for future periods, primarily because management views the excluded items to be outside of the Company’s normal operating results. These non-GAAP financial measures are not calculations based on GAAP and should not be considered as an alternative to, but should only be considered in conjunction with, Kirby’s GAAP financial information.

KIRBY | 2024 PROXY STATEMENT	B- 1

APPENDIX B

Reconciliation of GAAP Net Earnings (Loss) Attributable to Kirby to Non-GAAP EBITDA and Adjusted EBITDA

(unaudited, $ in millions)

	2023	2022	2021

Net earnings (loss) attributable to Kirby	$222.9	$122.3	$(247.0)

Interest expense	52.0	44.6	42.5

Provision (benefit) for taxes on income	71.2	42.2	(43.8)

Depreciation and amortization	211.2	201.4	213.7

EBITDA, Non-GAAP(1)	$557.3	$410.5	$(34.6)

Impairment of goodwill	—	—	219.0

Impairment of long-lived assets	—	—	121.7

Adjusted EBITDA, Non-GAAP(1)	$557.3	$410.5	$306.1

(1)

Kirby reports its financial results in accordance with GAAP. However, Kirby believes that the non-GAAP financial measures of EBITDA and Adjusted EBITDA are useful in managing Kirby’s businesses and evaluating Kirby’s performance. EBITDA, which Kirby defines as net earnings (loss) attributable to Kirby before interest expense, taxes on income, and depreciation and amortization, and adjusted EBITDA, which Kirby defines as net earnings (loss) attributable to Kirby before interest expense, taxes on income, depreciation and amortization, impairment of long-lived assets and impairment of goodwill, are used because of their wide acceptance as a measure of operating profitability before non-operating expenses (interest and taxes) and noncash charges (depreciation and amortization, impairment of long-lived assets, and impairment of goodwill). EBITDA is one of the performance measures used in calculating 2023 and 2022 performance compensation pursuant to the AIP. Adjusted EBITDA is one of the performance measures used in calculating performance compensation pursuant to the AIP for 2021. Adjusted EBITDA is also used by rating agencies in determining Kirby’s credit rating and by analysts publishing research reports on Kirby, as well as by investors and investment bankers generally in valuing companies. These non-GAAP financial measures are not a substitute for GAAP financial results and should only be considered in conjunction with Kirby’s financial information that is presented in accordance with GAAP.

Kirby Corporation 55 Waugh Drive, Suite 1000 Houston, Texas 77007 713-435-1000 www.kirbycorp.com

P.O. BOX 8016, CARY, NC 27512-9903

YOUR VOTE IS IMPORTANT! PLEASE VOTE BY:
INTERNET Go To: www.proxypush.com/KEX ● Cast your vote online ● Have your Proxy Card ready ● Follow the simple instructions to record your vote
PHONE Call 1-866-430-8285 ● Use any touch-tone telephone ● Have your Proxy Card ready ● Follow the simple recorded instructions
MAIL ● Mark, sign and date your Proxy Card ● Fold and return your Proxy Card in the postage-paid envelope provided
IN PERSON. Please bring your ballot if you intend to vote at the meeting.

Kirby Corporation
Annual Meeting of Stockholders

For Stockholders of record as of February 28, 2024

DATE:	Friday, April 26, 2024
TIME:	10:00 AM, Central Daylight Time
PLACE:	55 Waugh Drive, Suite 1100
Houston, TX 77007

This proxy is being solicited on behalf of the Board of Directors

The undersigned hereby appoints David W. Grzebinski, Raj Kumar, Ronald A. Dragg, and Amy D. Husted, and each or either of them (“Named Proxies”), as the true and lawful attorneys of the undersigned, with full power of substitution and revocation, and authorizes them, and each of them, to vote all the shares of capital stock of Kirby Corporation which the undersigned is entitled to vote at said meeting and any adjournment thereof upon the matters specified and upon such other matters as may be properly brought before the meeting or any adjournment thereof, conferring authority upon such true and lawful attorneys to vote in their discretion on such other matters as may properly come before the meeting and revoking any proxy heretofore given.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, SHARES WILL BE VOTED IDENTICAL TO THE BOARD OF DIRECTORS RECOMMENDATION. This proxy, when properly executed, will be voted in the manner directed herein. In their discretion, the Named Proxies are authorized to vote upon such other matters that may properly come before the meeting or any adjournment or postponement thereof.

You are encouraged to specify your choice by marking the appropriate box (SEE REVERSE SIDE) but you need not mark any box if you wish to vote in accordance with the Board of Directors’ recommendation. The Named Proxies cannot vote your shares unless you sign (on the reverse side) and return this card.

PLEASE BE SURE TO SIGN AND DATE THIS PROXY CARD AND MARK ON THE REVERSE SIDE

Kirby Corporation

Annual Meeting of Stockholders

Please make your marks like this:

THE BOARD OF DIRECTORS RECOMMENDS A VOTE:

FOR ON PROPOSALS 1, 2 AND 3

	PROPOSAL		YOUR VOTE		BOARD OF DIRECTORS RECOMMENDS

1.	Election of three Class II Directors;
		FOR	AGAINST	ABSTAIN
	1.01 Tanya S. Beder				FOR

	1.02 Barry E. Davis				FOR

	1.03 Susan W. Dio				FOR

		FOR	AGAINST	ABSTAIN
2.	Ratification of the Audit Committee’s selection of KPMG LLP as Kirby’s independent registered public accounting firm for 2024; and				FOR

3.	Advisory vote on the approval of the compensation of Kirby’s named executive officers.				FOR

Authorized Signatures - Must be completed for your instructions to be executed.

Please sign exactly as your name(s) appear(s) on your account. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy/Vote Form.

Signature (and Title if applicable)	Date	Signature (if held jointly)	Date